Exhibit (a)(1)(A)

ISILON SYSTEMS, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

This document constitutes part of the prospectus relating to the

Amended and Restated 2001 Stock Plan

and

2006 Equity Incentive Plan

covering securities that have been registered under the Securities Act of 1933, as amended.

April 24, 2009

ISILON SYSTEMS, INC.

Offer to Exchange Certain Outstanding Options

for New Options

This offer and the related withdrawal rights will expire at 5:00 p.m., Pacific Time,

on May 22, 2009 unless we extend the expiration.

By this offer, Isilon Systems, Inc. is giving its eligible employees and eligible employees of its subsidiaries the opportunity to exchange some or all of their outstanding options having an exercise price greater than $5.15 per share (the 52-week high of Isilon’s common stock as of April 24, 2009), whether vested or unvested, for new options. In this document, Isilon Systems, Inc. and its subsidiaries are collectively referred to as “Isilon,” the “Company,” “we,” “our” or “us.”

If you participate in the offer, you will receive fewer new options than exchanged options based on an exchange ratio that accounts for the decreased exercise price of the new options. We will grant the new options following the expiration of the offer but on the same U.S. business day that we cancel the exchanged options. If the expiration date is extended, the new option grant date similarly will be delayed. The new options will be granted under the terms of our 2006 Equity Incentive Plan and will have an exercise price equal to the closing price of our common stock on the new option grant date, which we expect to be May 22, 2009.

The vesting schedule of the new options will be determined on a grant-by-grant basis, based on the year of grant of the exchanged options. The vesting schedule of the new options is set forth in Section 9 of this Offer to Exchange. Vesting is conditioned upon your continued service with us through each applicable vesting date.

Our common stock is traded on the NASDAQ Global Market under the symbol “ISLN.” On April 23, 2009, the closing price of our common stock was $2.28 per share. You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding whether to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 15 for a discussion of risks that you should consider before deciding whether to participate in this offer.

IMPORTANT INFORMATION

If you choose to participate in the offer, you must submit your election via the offer website at https://isilon.equitybenefits.com and follow the instructions on the offer website. The offer website will also provide you with certain information about your eligible options, including the grant date, the exercise price, the number of underlying shares outstanding and the election alternatives available to you.

If you are not able to submit your election electronically via the offer website, you must complete a paper election form and return it via facsimile to (206) 777-7855. To obtain a paper election form, please request it via e-mail to equitybenefits@isilon.com. You can also view and print the election form at https://isilon.equitybenefits.com.

You must complete the election process (whether electronically or via facsimile) in the foregoing manner before 5:00 p.m., Pacific Time, on May 22, 2009, unless the offer is extended. Only responses that are complete and actually received by the deadline will be accepted. We intend to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form. Responses submitted by any other means, including e-mail, hand delivery, interoffice, U.S. mail or express delivery, are not permitted.

Neither the U.S. Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

If you have any questions about the offer or need additional copies of the offer documents or the election form, you should send an e-mail to equitybenefits@isilon.com. Copies will be furnished promptly at our expense. You can also view and print documents at https://isilon.equitybenefits.com.

Offer to Exchange dated April 24, 2009

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted or not feasible. However, we may, at our discretion, take any actions necessary for us to make the offer to holders of options in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

2

TABLE OF CONTENTS

SUMMARY TERM SHEET		1

RISKS OF PARTICIPATING IN THE OFFER		15

THE OFFER		37

1.	Eligibility.	37

2.	Number of options; expiration date.	37

3.	Purposes of the offer.	39

4.	Procedures for electing to exchange options.	39

5.	Withdrawal rights and change of election.	41

6.	Acceptance of options for exchange and issuance of new options.	42

7.	Conditions of the offer.	43

8.	Price range of shares underlying the options.	45

9.	Source and amount of consideration; terms of new options.	45

10.	Information concerning Isilon.	50

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.	50

12.	Status of options acquired by us in the offer; accounting consequences of the offer.	51

13.	Legal matters; regulatory approvals.	52

14.	Material income tax consequences.	52

15.	Extension of offer; termination; amendment.	55

16.	Fees and expenses.	56

17.	Additional information.	56

18.	Financial statements.	56

19.	Miscellaneous.	57

SUMMARY TERM SHEET

Glossary of Terms Used in this Offer to Exchange

“cancellation date” refers to the same U.S. business day as the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be May 22, 2009. If the expiration date is extended, then the cancellation date similarly will be delayed.

“common stock” refers to Isilon common stock.

“eligible employees” refers to worldwide employees of Isilon (which, for purposes of this offer, includes all subsidiaries of Isilon) who are employees as of the commencement of the offer and through the cancellation date. Our executive officers and the members of our board of directors are not eligible employees and may not participate in the offer.

“eligible options” refers to options to purchase shares of Isilon’s common stock that have an exercise price greater than $5.15 per share that were granted under one of the Plans and remain outstanding and unexercised as of the expiration date.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“exchanged options” refers to all options that you exchange pursuant to this offer.

“executive officers” refers to those officers of Isilon that are subject to Section 16 of the Exchange Act.

“expiration date” refers to the date that this offer expires. We expect that the expiration date will be May 22, 2009, at 5:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

“offer” refers to this voluntary opportunity for eligible employees to exchange certain outstanding options for new options as detailed in the Offer to Exchange.

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on April 24, 2009, and we expect it to end at 5:00 p.m., Pacific Time, on May 22, 2009.

“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for New Options.

“option,” “stock option” or “option grant” refers to an option to purchase one (1) share of our common stock.

“Plan” or “Plans” refers to either or both of the Isilon Systems, Inc. Amended and Restated 2001 Stock Plan and Isilon Systems, Inc. 2006 Equity Incentive Plan.

“new options” refers to the stock options granted pursuant to this offer that replace your exchanged options. New options granted in connection with this offer will be granted on the new option grant date pursuant to the 2006 Equity Incentive Plan and subject to the terms and conditions of a stock option agreement between you and the Company.

“new option grant date” refers to the date that is the same U.S. business date as the expiration date and the cancellation date. This is the date when new options will be granted. We expect that the new option grant date will be May 22, 2009. If the expiration date is extended, then the new option grant date similarly will be delayed.

“Securities Act” refers to the Securities Act of 1933, as amended.

Questions and Answers

The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange, the accompanying letter from Gwen Weld, our Vice President of Human Resources and Organizational Development, dated April 24, 2009, and the election form together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?	3

Q2.	Why is Isilon making this offer?	3

Q3.	Who may participate in this offer?	4

Q4.	Which of my options are eligible?	4

Q5.	How do I participate in this offer?	4

Q6.	How many new options will I receive for the options that I exchange?	5

Q7.	Are there circumstances under which I would not be granted new options?	6

Q8.	Am I required to participate in this offer?	6

Q9.	When will my new options vest?	6

Q10.	When will my new options expire?	7

Q11.	Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?	8

Q12.	If I participate in this offer, do I have to exchange all of my eligible options?	8

Q13.	What happens if I have an eligible option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	9

Q14.	When will I receive the new options?	9

Q15.	When will my exchanged options be cancelled?	9

Q16.	Once I surrender my exchanged options, is there anything I must do to receive the new options?	9

Q17.	Can I exchange Isilon common stock that I acquired upon a prior exercise of Isilon options?	10

Q18.	Will I be required to give up all of my rights under the exchanged options?	10

Q19.	Will the terms and conditions of my new options be the same as my exchanged options?	10

Q20.	What happens to my eligible options if I choose not to participate or if my options are not accepted for exchange?	10

Q21.	How does Isilon determine whether an eligible option has been properly tendered?	10

Q22.	Will I have to pay taxes if I participate in the offer?	11

Q23.	What if Isilon is acquired by another company?	11

Q24.	Will I receive a stock option agreement for the new option?	12

Q25.	Are there any conditions to this offer?	12

Q26.	If you extend the offer, how will you notify me?	12

Q27.	How will you notify me if the offer is changed?	12

Q28.	Can I change my mind and withdraw from this offer?	12

Q29.	Can I change my mind about which eligible options I want to exchange?	13

Q30.	How do I change my election?	13

Q31.	What if I withdraw my election and then decide again that I want to participate in this offer?	13

Q32.	Are you making any recommendation as to whether I should exchange my eligible options?	14

Q33.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?	14

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to exchange outstanding options with an exercise price greater than $5.15 per share for new options. The exercise price of all new options will be the closing price of our common stock on the new option grant date as reported by the NASDAQ Global Market.

Q2.	Why is Isilon making this offer?

A2.	We are making this offer to restore the retention and incentive benefits of our equity awards. We believe that this offer will foster the retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. We believe our business and stock price has been and will continue to be impacted by the downturn in global economic conditions. As a result, some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to receive new options that have a greater retention value because such new options are more certain to provide a return than the underwater eligible options. (See Section 3)

Q3.	Who may participate in this offer?

A3.	You may participate in this offer if you are an eligible employee of Isilon at the time of this offer and you remain an eligible employee of Isilon or a successor entity through the new option grant date. Our executive officers and the members of our board of directors may not participate in the offer. (See Section 1)

Q4.	Which of my options are eligible?

A4.	Your eligible options are those options to purchase shares of common stock of Isilon that have an exercise price greater than $5.15 per share, were granted under one of the Plans, and remain outstanding and unexercised as of the expiration date, currently expected to be May 22, 2009. To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, a personalized list of your outstanding option grants is posted on https://isilon.equitybenefits.com, which includes your outstanding options’ grant date, vesting schedule, exercise price, and number of outstanding shares. (See Section 2)

Q5.	How do I participate in this offer?

A5.	If you are an eligible employee, you will receive on the commencement of the offer an e-mail announcing this offer and directing you to the offer website. If you wish to participate in this offer, you must access the offer website and click on the MAKE AN ELECTION button. You will be directed to your electronic election form that contains the following personalized information with respect to each eligible option you hold:

•	the grant date of the eligible option;

•	the exercise price per share of the eligible option;

•	the number of shares of Isilon’s common stock exchangeable under the eligible option; and

•	the election alternatives available to you.

You will need to check the appropriate box next to each of your eligible options to indicate your choice of whether to exchange your eligible options in accordance with the terms of this offer or retain your eligible options under their current terms. After completing the electronic election form, you will have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections, you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to Terms of Election will you be directed to the Print Confirmation page. Please print and keep a copy of the Print Confirmation page for your records. At this point, you will have completed the election process.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it via facsimile to (206) 777-7855. To obtain a paper election form, please send an e-mail to equitybenefits@isilon.com. You can also view and print the election form at https://isilon.equitybenefits.com.

You must complete the election process in the foregoing manner before 5:00 p.m., Pacific Time, on May 22, 2009. If we extend this offer beyond that deadline, you must complete the process before the extended expiration date of this offer.

If you wish to change your election to participate in this offer, you must complete a new electronic election form before 5:00 p.m., Pacific Time, on May 22, 2009, unless we extend the offer. (See Section 5)

To help you recall your outstanding eligible options and give you the tools to make an informed decision, a summary of your outstanding eligible options will be provided at https://isilon.equitybenefits.com.

This is a one-time offer and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 6)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form. Only responses that are complete, signed and actually received by Isilon either (a) electronically via the offer website or (b) via facsimile by the deadline will be accepted. Responses submitted by any other means, including e-mail, hand delivery, interoffice or U.S. mail and express delivery, are not permitted. (See Section 4)

Q6.	How many new options will I receive for the options that I exchange?

A6.	The number of new options that you receive will depend on the exercise price of your exchanged options, as follows:

Per Share Exercise Price of Eligible Options	New Options for Exchanged Options
$5.16* - $6.12	One (1) new option for every 1.25 exchanged options.

$6.13 - $12.20	One (1) new option for every 1.50 exchanged options.

$12.21 and higher	One (1) new option for every 2.0 exchanged options.

* We do not have any outstanding options with exercise prices of $5.16 or $5.17 per share.

The exchange ratios that we established are intended to result in the issuance of options for which we will recognize little or no accounting expense. We calculated the exchange ratios based on the “fair value” of the eligible options using a standard, but complicated, valuation method called “Black-Scholes” that takes into account a number of different factors relating to the eligible options, including their remaining term.

The exchange ratios apply to each of your option grants separately. This means that the various eligible options you hold may be subject to different exchange ratios. In addition, for purposes of applying the exchange ratios, fractional options will be rounded down to the nearest whole option on a grant-by-grant basis. (See Section 2)

Example

If you exchange an option grant covering 1,000 shares with an exercise price of $6.12, on the new option grant date you will receive a new option for 800 shares of our common stock. This is equal to the 1,000 shares divided by 1.25 (the exchange ratio for an eligible option with an exercise price of $6.12).

Q7.	Are there circumstances under which I would not be granted new options?

A7.	Yes. If, for any reason, you no longer are an employee of Isilon on the new option grant date, you will not receive any new options. Instead, you will keep your current eligible options and the eligible options will vest and expire in accordance with their terms. Except as provided by applicable law and/or any employment agreement between you and Isilon, your employment with Isilon will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1)

Moreover, even if we accept your eligible options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in the SEC or Nasdaq rules. We do not anticipate any such prohibitions at this time. (See Section 13)

In addition, if you hold options that expire before the currently scheduled cancellation date or if we extend the offer such that the cancellation date is a later date and you hold options that expire before the rescheduled cancellation date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 15)

Q8.	Am I required to participate in this offer?

A8.	No. Participation in this offer is completely voluntary. (See Section 2)

Q9.	When will my new options vest?

A9.	The vesting schedule for each new option granted pursuant to the offer will be determined based on the year of grant of the eligible option it replaces, in accordance with the following schedule (contingent upon your continued service with the Company through each applicable vesting date):

Year of Grant of Eligible Option	Vesting Schedule for New Option
2006	100% of the shares vesting on the 1-year anniversary of the new option grant date

2007	2 year vesting schedule: 50% of the shares vesting on the 1-year anniversary of the new option grant date; and 1/8th of the total shares vesting quarterly thereafter

2008	3 year vesting schedule: 1/3rd of the shares vesting on the 1-year anniversary of the new option grant date; and 1/12th of the total shares vesting quarterly thereafter

We expect the new option grant date will be May 22, 2009. Vesting of your new options is subject to the following conditions:

•

Vesting on any given vesting date is subject to your continued service with Isilon or one of its subsidiaries through that vesting date. If your service with us terminates before your new options vest, your new options will expire unvested and you will not be able to exercise any of the unvested options. (See Section 1)

•

We will make minor modifications to the vesting schedule of the new options to eliminate fractional vesting (such that a whole number of new options will vest on each vesting date); this will be done by applying any fractional shares to the following vesting period until one whole share has been accumulated. (See Section 9)

Example:

Assume that an eligible employee elects to exchange an eligible option for 500 shares with an exercise price of $5.75 per share that was granted in 2007.

Assume that on May 22, 2009, the eligible employee surrenders the eligible options and, in accordance with the exchange ratios listed above, receives 400 new options. Subject to the eligible employee continuing to provide services to the Company through each such relevant date, the vesting schedule of the new options will be as follows:

Vesting Schedule
0 shares will be vested as of May 22, 2009

200 shares will be scheduled to vest on May 22, 2010

1/8th of the total shares will be scheduled to vest quarterly thereafter so that all of the new options will be vested on May 22, 2011

Q10.	When will my new options expire?

A10.	Should you elect to participate in the offer, your previously granted stock options would be replaced with a new option that would be subject to one of the below terms, subject to earlier termination as set forth in the 2006 Equity Incentive Plan or upon your ceasing to provide services to Isilon or one of its subsidiaries as described in your option agreement. The term of the new option will be determined by the year of grant of the eligible option it replaces:

Year of Grant of Eligible Option	Range of Expiration Dates for Original Options	Term of New Option (from New Option Grant Date)
2006	2/13/2016 – 12/14/2016	6 year term
2007	1/15/2017 – 12/17/2017	7 year term
2008	1/17/2018 – 12/15/2018	8 year term

Example:

Assume that an eligible employee properly elects to exchange the below eligible options. The new options received in the offer would have the following terms and expiration dates.

Year of Grant of Eligible Option	Expiration Date of Original Option	Term of New Option (from New Option Grant Date)	Expiration Date of New Option
2006	3/4/2016	6 year term	May 22, 2015
2007	6/12/2017	7 year term	May 22, 2016
2008	12/15/2018	8 year term	May 22, 2017

Q11.	Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A11.	Regardless of whether your exchanged options are incentive stock options or nonstatutory stock options, your new options will be nonstatutory stock options for purposes of U.S. tax law.

We recommend that you read the tax discussion in this Offer to Exchange and discuss the personal tax consequences of nonstatutory stock options with your financial, legal, and/or tax advisors. (See Section 14)

Q12.	If I participate in this offer, do I have to exchange all of my eligible options?

A12.	No. You may pick and choose which of your outstanding eligible options you wish to exchange. However, we are not accepting partial tenders of options unless:

•	that option is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage) (see Question and Answer 13) or

•	an option grant has already been partially exercised and you are electing to exchange the remaining unexercised shares subject to such option.

The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

For example (and except as otherwise described below), if you hold (1) an eligible option to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares, and (3) an eligible option to purchase 3,000 shares, you may elect to exchange:

•	Your first option grant covering the 300 remaining unexercised shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 3,000 shares,

•	Two of your three option grants,

•	All three of your option grants, or

•	None of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (See Section 2)

Q13.	What happens if I have an eligible option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A13.	If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee of Isilon beneficially owns a portion of that eligible option, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged in this offer (even if legal title to that portion of the option is held by you and you are an eligible employee).

For instance, if you are an eligible employee and you hold an eligible option to purchase 2,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 1,000 shares, then you may elect to exchange the portion of the option that you beneficially own covering the outstanding 500 shares, or you may elect not to participate in the offer at all with respect to this option. These are your only choices with respect to this option grant. (See Section 2)

Q14.	When will I receive the new options?

A14.	We will grant the new options on the new option grant date. The new option grant date will be the same U.S. business day as the cancellation date. We expect the new option grant date will be May 22, 2009. If the expiration date is extended, the new option grant date similarly will be delayed. You will receive your new stock option agreement promptly after the expiration of the offer. (See Section 6)

Q15.	When will my exchanged options be cancelled?

A15.	Your exchanged options will be cancelled following the expiration of the offer but on the same U.S. business day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be May 22, 2009, unless the offer period is extended. (See Section 6)

Q16.	Once I surrender my exchanged options, is there anything I must do to receive the new options?

A16.	No. Once your exchanged options have been cancelled, there is nothing that you must do to receive your new options. Your new options will be granted to you on the same day that the exchanged options are cancelled. We expect that the new option grant date will be May 22, 2009. In order to vest in the shares covered by new options, you will need to remain a service provider through the applicable vesting dates, as described in Question and Answer 9. (See Section 1)

Q17.	Can I exchange Isilon common stock that I acquired upon a prior exercise of Isilon options?

A17.	No. This offer relates only to certain outstanding and unexercised options to purchase shares of Isilon common stock. You may not exchange shares of Isilon common stock in this offer. (See Section 2)

Q18.	Will I be required to give up all of my rights under the exchanged options?

A18.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those options. We intend to cancel all exchanged options following the expiration of the offer but on the same U.S. business day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be May 22, 2009. (See Section 6)

Q19.	Will the terms and conditions of my new options be the same as my exchanged options?

A19.	No. Your new options will be unvested as of the new option grant date and will have a different vesting schedule, exercise price and term from that of your exchanged options.

Your new options will be nonstatutory stock options and will be granted under the terms of the Company’s 2006 Equity Incentive Plan and will be subject to a stock option agreement and any country-specific appendix thereto which includes special terms and conditions that apply to new options granted outside the U.S. The applicable forms of stock option agreement for U.S. employees and non-U.S. employees and the country-specific appendix are included as exhibits to the filing of this Offer to Exchange and are available on the SEC website at www.sec.gov. (See Section 9)

Until your new options vest and you exercise and are issued shares for your exercised new options, you will not have any of the rights or privileges of a stockholder of Isilon. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends.

Q20.	What happens to my eligible options if I choose not to participate or if my options are not accepted for exchange?

A20.	If you choose not to participate or your eligible options are not accepted for exchange, your existing eligible options will (a) remain outstanding until they expire by their terms, (b) retain their current exercise price, (c) retain their current vesting schedule and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant. (See Section 6)

Q21.	How does Isilon determine whether an eligible option has been properly tendered?

A21.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options although you may challenge our determination. We reserve the right to reject any election form or any eligible options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this offer. No tender of eligible options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (See Section 4)

Q22.	Will I have to pay taxes if I participate in the offer?

A22.	If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the new option grant date. However, you normally will have taxable income when you exercise your new options, at which time Isilon typically also will have a tax withholding obligation. The Company will satisfy tax withholding obligations, if applicable, in the manner specified in your stock option agreement. You also may have taxable capital gain when you sell the shares underlying the new options. Please see Section 14 for a reminder of the general U.S. tax consequences associated with your eligible options. (See Section 14)

If you participate in the offer and are subject to tax or social insurance contributions in countries outside the U.S., please refer to Schedules C-J of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you. (See Schedules C-J)

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q23.	What if Isilon is acquired by another company?

A23.	Although we currently are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any eligible options that you tendered for exchange and your eligible options will be treated in accordance with the applicable Plan and relevant option agreement. Further, if Isilon is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your stock option agreement and you will receive no new options in exchange for them. If Isilon is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the purchase price or number of shares that will be subject to the new options. Under such circumstances, the type of security and the number of shares covered by your new options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.

If we are acquired by or merge with another company, your exchanged options might be worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this offer. Termination of your employment for this or any other reason before the new option grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

If we are acquired after your tendered options have been accepted, cancelled, and exchanged for new options, your new options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the Company’s 2006 Equity Incentive Plan and your new stock option agreement. (See Section 9)

Q24.	Will I receive a stock option agreement for the new option?

A24.	Yes. All new options will be subject to a stock option agreement between you and Isilon, as well as to the terms and conditions of the Company’s 2006 Equity Incentive Plan. A copy of the Company’s 2006 Equity Incentive Plan and the forms of the stock option agreement under the Plan (the form for non-U.S. employees includes a country-specific exhibit with additional country-specific terms and conditions) are included as exhibits to the filing of this Offer to Exchange and are available on the SEC website at www.sec.gov. (See Section 9)

Q25.	Are there any conditions to this offer?

A25.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Sections 2 and 7)

Q26.	If you extend the offer, how will you notify me?

A26.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 15)

Q27.	How will you notify me if the offer is changed?

A27.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the date on which we change the offer. (See Sections 2 and 15)

Q28.	Can I change my mind and withdraw from this offer?

A28.	Yes. You may change your mind after you have submitted an election form choosing to exchange your eligible options and submit a new election form at any time before the expiration date. If we extend the expiration date, you may submit a new election form at any time until the extended offer expires, electing to retain your eligible option under its existing terms. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. (See Section 5)

Q29.	Can I change my mind about which eligible options I want to exchange?

A29.	Yes. You may change your mind after you have submitted an election form and change the eligible options you elect to exchange at any time before the expiration date by completing and submitting a new election form, as described in Question and Answer 30. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional eligible options, fewer eligible options, all of your eligible options or none of your eligible options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. Please be sure that any new election form you submit includes all the options with respect to which you want to accept this offer and is clearly dated after your last-submitted election form. (See Section 4)

Q30.	How do I change my election?

A30.	To change your election with respect to your eligible options, you must do the following before the expiration date:

1.	Access the offer website at https://isilon.equitybenefits.com and complete a new electronic election form; or

2.	If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it via facsimile at (206) 777-7855. To obtain a paper election form, please send an e-mail to equitybenefits@isilon.com. You can also view and print the election form at https://isilon.equitybenefits.com.

The delivery of all documents is at your risk. Isilon intends to confirm the receipt of your new electronic election form (or paper election form) by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, we recommend that you confirm that we have received your electronic election form (or paper election form). If you need to confirm receipt after two (2) U.S. business days have elapsed, you may e-mail equitybenefits@isilon.com.

Only electronic election forms (or faxed paper election forms) that are complete, signed (electronically or otherwise) and actually received by Isilon by the deadline will be accepted. Election forms may be submitted only via the offer website or by facsimile at (206) 777-7855. Election forms submitted by any other means, including hand delivery, interoffice, e-mail, U.S. mail or express delivery, are not permitted. (Section 5)

Q31.	What if I withdraw my election and then decide again that I want to participate in this offer?

A31.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed electronic election form (or faxed paper election form) accepting the offer before the expiration date, in accordance with the procedures described in Question and Answer 28 and Section 5. (See Question and Answer 28 and Section 5)

Q32.	Are you making any recommendation as to whether I should exchange my eligible options?

A32.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” beginning on page 15 for information regarding some of these risks), and there are no guarantees that you ultimately would not receive greater value from your eligible options than from the new options you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your legal counsel, accountant, and/or financial advisor. (See Section 14)

Q33.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A33.	You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to equitybenefits@isilon.com. You can also view and print the offer documents at https://isilon.equitybenefits.com. (See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of potential risks and uncertainties, including those described below. This list and the risk factors in our annual report on Form 10-K, for the fiscal year ended December 31, 2008, filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in this offer, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you.

In addition, this offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “forecast,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this Offer to Exchange involve known and unknown risks, uncertainties and situations that may cause our or our industry’s actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include those listed below and those discussed elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the summary financial information attached as Schedule B, as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the new options that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to all option grants, it is possible that, at some point in the future, your old options would have been economically more valuable than the new options granted pursuant to this offer. For example, if you exchange an option for 500 shares with an exercise price of $6.18, you would receive 333 new options. Assume, for illustrative purposes only that the exercise price of your new options is $2.50 per share and three years after the new option grant date the price of our common stock has increased to $20.00 per share. Under this example, if you had kept your exchanged options and sold them at $20.00 per share, you would have realized pre-tax gain of $6,910.00, but if you exchanged your options and sold the shares subject to the new options, you would realize only a pre-tax gain of $5,827.50.

If we are acquired by or merge with another company, your cancelled options might be worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. Generally, if your service terminates for any reason before your new options vest, you will not receive any value from your new options.

Your new options will not be vested on the new option grant date.

The new options will be subject to a vesting schedule and no portion of your new options will be vested until one year from the new option grant date. If you do not remain a service provider through the date your new options first vest, you will not be able to exercise any portion of your new options.

Tax-Related Risks

Eligible employees who do not participate in this offer may be required to restart the measurement periods required to be eligible for favorable tax treatment for their incentive stock options.

In order to receive favorable U.S. tax treatment for incentive stock options, the shares subject to the option must be held more than two years after the grant date and more than one year after you exercise the option grant. If this offer is open for 30 or more calendar days, eligible employees who hold eligible options that are incentive stock options and who do not participate in the offer will not receive any credit for the time in which their incentive stock options were held. As a result, if this offer is open for 30 or more calendar days in order to receive favorable U.S. tax treatment with respect to any such incentive stock option that is not exchanged in the offer, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date this offer commenced (that is, more than two years from April 24, 2009) and more than one year after the exercise of the option (even if you do not exchange your incentive stock options for new options). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. Currently, this offer is scheduled to remain open for 29 calendar days, so we do not expect there to be a deemed modification of any eligible options classified as incentive stock options. If we extend the offer, however, it could cause the offer to remain open for 30 days or more resulting in a deemed modification of any eligible options classified as incentive stock options. Note that, to the extent you tender and we accept your options for exchange in connection with the offer, your new options will be classified as nonstatutory stock options. For more detailed information, please read the rest of the Offer to Exchange and see the tax disclosure set forth under Section 14 of the Offer to Exchange.

In France, the required holding period for French tax-qualified options will restart upon grant of the new options. Specifically, to qualify for favorable French tax treatment, shares acquired pursuant to the exercise of new options will not be able to be sold for four years after the new option grant date.

Tax related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these tax consequences.

Tax effects of new options for United States Taxpayers.

If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the new option grant date. However, you generally will have taxable ordinary income when you exercise your vested new options, at which time Isilon generally also will have a tax withholding obligation. The Company will satisfy all tax withholding obligations in the manner specified in your stock option agreement. You also may have taxable capital gains when you sell the shares underlying the new options. Please see Section 14 of the Offer to Exchange for a reminder of the general tax consequences associated with options.

Tax related risks for tax residents of non-U.S. countries.

The following is a general summary of the material non-U.S. tax and social insurance consequences of the exchange of options pursuant to the offer for those employees subject to tax and social insurance contributions outside the United States. The tax and social insurance laws are complex and change frequently and occasionally on a retroactive basis. Further, employees who move from one country to another between grant and exercise of the new options may owe taxes in more than one country. As a result, the information contained in this offer may be out of date at the time you receive new options, exercise your vested new options or sell any shares of Isilon common stock that you acquire upon exercise of your vested new options. You are advised to seek appropriate professional legal and tax advice as to how the tax and other laws in your country apply to your specific situation.

Please refer to Schedules C-J for country-specific tax information.

Risks Relating to Our Restatement

Matters relating to or arising from our financial restatement and prior weaknesses in our internal controls, including adverse publicity and potential concerns from our customers and prospective customers, and regulatory and litigation matters, could have a material adverse effect on our business, revenues, operating results, or financial condition.

As more fully described in Footnote 2, “Restatement of Consolidated Financial Statements,” of the Notes to the Consolidated Financial Statements in our annual report on Form 10-K for the fiscal year ended December 31, 2008, in November 2007, our Audit Committee initiated an independent investigation of certain of our sales to resellers and other customers to determine whether commitments were made that have an impact on the timing and treatment of revenue recognition, and whether our internal controls relating to revenue recognition were sufficient. Our Audit Committee conducted its investigation and review with the assistance of independent counsel and an independent forensic accounting advisor.

On April 2, 2008, we announced the completion of the investigation and filed our Annual Report on Form 10-K for the year ended December 30, 2007, which includes our restated financial statements for the fiscal year ended December 31, 2006, and our restated financial information for the first and second quarters of fiscal 2007, ended April 1, 2007 and July 1, 2007, respectively. The circumstances and findings of our Audit Committee’s investigation are more fully described in the Explanatory Note in Part 1 of our Annual Report on Form 10-K for 2007.

The investigation and resulting restatement could have a material adverse effect on our relationships with customers and customer prospects, has already resulted in the initiation of securities class action litigation, derivative litigation, and an SEC investigation, and could result in other litigation or regulatory proceedings, any of which could have a material adverse effect on our business, revenues, operating results, or financial condition. Under Delaware law, our bylaws, and certain indemnification agreements, we may have an obligation to indemnify certain current and former officers and directors in relation to these matters. Such indemnification may have a material adverse effect on our business, results of operations, and financial condition to the extent insurance does not cover our costs. The insurance carriers that provide our directors’ and officers’ liability policies may seek to rescind or deny coverage with respect to those pending investigations or actions in whole or in part, or we may not have sufficient coverage under such policies, in which case our business, results of operations, and financial condition may be materially and adversely affected.

Impact on our Business

We believe that our competitors have sought and will continue to seek to leverage the restatement and investigation and related litigation and regulatory matters to try and raise concerns about us in the minds of our customers and customer prospects. Our restatement and related litigation and regulatory matters and other adverse publicity has affected and could continue to affect our relationships with customers and customer prospects and has and could continue to have a material adverse effect on our business, revenues, operating results, and financial condition and cash flows.

Litigation and Regulatory Matters

As further described in Part I, Item 3, Legal Proceedings of our annual report on Form 10-K for the fiscal year ended December 31, 2008, we and certain of our executive officers, directors, underwriters and venture capital firms were named as defendants in a consolidated federal securities class action. The amended consolidated complaint filed April 18, 2008, asserts claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder, as well as under Section 11, 12 and 15 of the Securities Act. On September 30, 2008, the Company and the other defendants moved to dismiss the consolidated amended complaint. In a decision issued on December 29, 2008, the Court granted in part and denied in part the motions to dismiss. All claims against defendants Sequoia Capital (and related entities), Atlas Venture (and related entities) and Madrona Venture Group LLC were dismissed. The Section 12 claims were dismissed as against the Company, its former CEO Steven Goldman, and its former CFO Stuart Fuhlendorf, as were the Section 10(b) claims against Isilon directors William Ruckelshaus and Matthew McIlwain. The Court denied the remainder of the defendants’ motions. All remaining defendants filed answers to the complaint on January 30, 2009.

In addition, on March 18 and 24, 2008, shareholder derivative actions were filed in the Superior Court of the State of Washington (King County), allegedly on behalf of and for the benefit of the Company, against certain of our current and former directors and officers. The Company was also named as a nominal defendant. The derivative complaints arise out of many of the factual allegations at issue in the class action, and generally allege that the individual defendants breached fiduciary duties owed to the Company by publicly misrepresenting Isilon’s business prospects, and by failing to properly account for certain revenues recognized in our fiscal year ended December 31, 2006, and first and second quarters in fiscal 2007. On August 27, 2008, at the request of the parties, the court stayed the consolidated derivative action pending resolution of the motions to dismiss in the securities class action. As noted above, the motions in the securities case were resolved on December 29, 2008. On February 6, 2009, the derivative plaintiff filed an amended complaint. The parties thereafter stipulated, and have asked the Court to order, that the stay in the derivative case be lifted, and that defendants’ motion(s) to dismiss the amended consolidated derivative complaint be filed by July 15, 2009. The Court has not yet signed the proposed order associated with this stipulation.

We have been cooperating on a voluntary basis with an investigation being conducted by the SEC concerning our prior financial restatement. Also, as previously disclosed, the SEC has issued a formal order of nonpublic investigation and has issued subpoenas to certain of our former officers. The SEC’s investigation is a nonpublic, fact-finding inquiry to determine if there have been violations of the federal securities laws. We are continuing to cooperate voluntarily with the SEC.

These matters are in preliminary stages and we cannot predict the claims, allegations, class period, or outcome of these matters. In addition, we cannot provide any assurances that the final outcome of the securities lawsuit or the derivative lawsuits will not have a material adverse effect on our business, results of operations, or financial condition. We may become subject to additional litigation or regulatory proceedings or actions arising out of our Audit Committee’s investigation and the related restatement of our historic financial statements. Litigation and regulatory proceedings can be time-consuming and expensive and could divert management time and attention from our business, which could have a material adverse effect on our revenues and results of operations. The adverse resolution of any specific lawsuit or regulatory action or proceeding could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

If we fail to establish and maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our consolidated operating results, our ability to operate our business and investors’ views of us.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Failure on our part to have effective internal financial and accounting controls would cause our financial reporting to be unreliable, could have a material adverse effect on our business, operating results, and financial condition and could cause the trading price of our common stock to fall dramatically. In our Quarterly Report on Form 10-Q for the period ended September 30, 2007, our Chief Executive Officer and Chief Financial Officer determined that our internal control over financial reporting was not effective.

Our Audit Committee’s investigation of revenue recognition issues identified internal control weaknesses relating primarily to the failure to communicate complete information regarding certain sales transactions containing non-standard terms among finance, accounting, legal, sales and senior management personnel and an ineffective risk assessment process. This material weakness was remediated as of December 30, 2007. Remedying our material weakness has required substantial management time and attention and incremental expenses. Any failure to maintain the remediation of our identified control deficiencies or any additional errors or delays in our financial reporting, whether or not resulting from a failure to remedy the deficiencies that resulted in the current restatement, would have a material adverse effect on our business and results of operations and could have a substantial adverse impact on the trading price of our common stock and our relationships with customers.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to ensure that information regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States. Our management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within the company will have been detected.

We are required to comply with Section 404 of the Sarbanes-Oxley Act of 2002. We have expended significant resources in developing and maintaining the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act and expect to continue to expend significant resources in maintaining this compliance. We cannot be certain that the actions we have taken to continue to improve our internal control over financial reporting will be sufficient or that we will be able to maintain and continue to implement and improve our processes and procedures in the future, which could cause us to be unable to produce accurate financial statements on a timely basis. Any of the foregoing could cause investors to lose confidence in the reliability of our consolidated financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations and growth.

Risks Related to Our Business and Industry

Changes in economic conditions in the United States and globally could adversely affect our business.

Since at least mid-2007, global credit, financial and other markets in the U.S. and globally have suffered substantial stress, volatility, illiquidity and disruption. This global economic uncertainty has continued, resulting in, among other things, the bankruptcy or acquisition of, or government assistance to, many major domestic and international financial institutions. This ongoing macroeconomic uncertainty poses a continuing risk to the overall economy as businesses and consumers may defer, delay or forgo purchases in response to continuing negative financial or economic news and events that could affect demand for our products and services. There could be a number of negative follow-on effects from the ongoing economic uncertainty on our business, including insolvency of key suppliers resulting in product delays and inability of customers to obtain credit to finance purchases of our products and/or customer insolvencies.

Moreover, as noted above, the current uncertainty in global economic conditions poses a risk to the overall economy as consumers and businesses may defer purchases in response to negative financial or economic news and events, which could negatively affect product demand and other related matters. Consequently, demand could be different from our current expectations due to factors including negative changes in general business and economic conditions and/or further tightening or deterioration in global credit markets, either of which could affect consumer confidence, customer acceptance of our and our competitors’ products and changes in customer order patterns including order cancellations.

In early April 2009, we announced a company-wide reduction in force of approximately 10%. While this and other cost-saving initiatives are intended to improve our cost structure and path to profitability, the reduction in workforce may negatively impact our research and development efforts, our sales capacity and our relationships with customers and vendors. Moreover, should the economic slowdown continue or worsen, we will need to evaluate whether further cost reductions, including further reductions in our workforce, are warranted. Accordingly, we cannot be assured that recent and potential future cost-saving initiatives will not negatively impact our operations, growth and competitive position in the marketplace.

We have a history of losses, and we may not achieve profitability in the future.

We have not been profitable in any fiscal period since we were formed. We experienced a net loss of $25.1 million in 2008 and $26.9 million in 2007. As of December 31, 2008, our accumulated deficit was $127.7 million. We expect to make significant expenditures related to the development of our products and expansion of our business, including expenditures for additional sales and marketing and research and development personnel. We may encounter unforeseen difficulties, complications and delays and other unknown factors that require additional expenditures. As a result of these increased expenditures, we will have to generate and sustain substantially increased revenue to achieve profitability. Our revenue growth trends in prior periods are not likely to be sustainable. Accordingly, we may not be able to achieve or maintain profitability and we may continue to incur significant losses in the future.

We face intense competition and expect competition to increase in the future, which could reduce our revenue, margins and customer base.

The storage market is highly competitive and we expect competition to intensify in the future. This competition could make it more difficult for us to sell our products, and result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses and failure to increase, or the loss of, market share, any of which would likely seriously harm our business, operating results and financial condition. For instance, the decrease in the price of disk drives and other industry standard hardware components has resulted in increased pricing pressure and a reduction in the price per megabyte of storage.

Currently, we face competition from a number of established companies, including EMC Corporation, Hewlett-Packard Company, Hitachi Data Systems Corporation, International Business Machines Corporation, NetApp, Inc. and Sun Microsystems, Inc. We also face competition from a large number of private companies and recent market entrants. Many of our current competitors have, and some of our potential competitors could have, longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we have. Potential customers may prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features.

We expect increased competition from other established and emerging companies, including companies such as networking infrastructure and storage management companies that provide complementary technology and functionality. In addition, third parties currently selling our products could market products and services that compete with ours. Some of our competitors, including EMC and NetApp, have made acquisitions of businesses that allow them to offer more directly competitive and comprehensive solutions than they had previously offered. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties. If so, new competitors or alliances that include our competitors may emerge that could acquire significant market share. We expect these trends to continue and potentially accelerate as companies attempt to strengthen or maintain their market positions in this evolving industry and in the midst of a difficult and challenging macroeconomic environment. In addition, large operating system and application vendors, such as Microsoft Corporation, have introduced and may in the future introduce products or functionality that include some of the same functions offered by our products. In the future, further development by these vendors could cause our products to become obsolete. In addition, we compete against internally developed storage solutions as well as combined third-party software and hardware solutions. Any of these competitive threats, alone or in combination with others, could seriously harm our business, operating results and financial condition.

Our operating results may fluctuate significantly, which makes our future results difficult to predict and could cause our operating results to fall below expectations.

Our operating results may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance. In addition, a significant portion of our quarterly sales typically occurs near the end of the quarter. As a result, small delays can make our operating results difficult to predict. If our revenue or operating results fall below the expectations of investors or any securities analysts that follow our company, the price of our common stock would likely decline.

Factors that may affect our operating results include:

•	changes and uncertainty in the U.S. and global economies and macroeconomic conditions, and specific economic conditions in the computer and storage industries;

•	general or sustained decrease in global corporate spending on information technology and storage related products leading to a decline in demand for our products;

•	continued and increased customer uncertainty due to uncertainty and weakness in the U.S. and global economies;

•

reductions in customers’ budgets for information technology and storage related purchases, delays in their purchasing cycles or deferments of their product purchases based on market and economic uncertainty or in anticipation of new products or updates from us or our competitors;

•	the ability of our customers, channel partners, and suppliers to obtain financing or to fund capital expenditures and their ability to continue as a going concern;

•	the timing and magnitude of shipments and timing of installations of our products in each quarter;

•	our ability to build, expand and improve our direct sales operations and reseller distribution channels;

•	our ability to build, expand and improve sales backlogs and improve sales linearity;

•	our ability to improve our marketing and demand generation and attract new customers;

•	our ability to continually improve and provide high quality customer service and experience;

•

our ability to effectively manage our relationships with our third party maintenance providers that provide onsite support, hardware replacement, manage and disburse our spares product inventory and provide other field services in the U.S. and international regions in which we sell our products;

•	the rates at which customers purchase additional storage systems from us and renew their service contracts with us;

•	the timing of recognizing revenue as a result of revenue recognition rules;

•	fluctuations in demand, sales cycles and prices for our products and services;

•	our ability to develop, introduce and ship in a timely manner new products and product enhancements that meet customer requirements;

•	the timing of product releases, upgrades or announcements by us or our competitors;

•	any change in competitive dynamics, including new entrants or discounting of product prices;

•	our ability to control costs, including our operating expenses and the costs of the components we use in our products;

•	the possibility of seasonality of demand for our products;

•

volatility in our stock price, which may lead to higher stock compensation expenses pursuant to the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment, or SFAS 123(R), which first became effective for us in the first quarter of 2006 and requires that employee stock-based compensation be measured based on its fair value on the grant date and recorded as an expense in our financial statements over the recipient’s service period;

•	future accounting pronouncements and changes in accounting policies; and

•	geopolitical events such as war or incidents of terrorism.

Our limited operating history in an emerging market sector makes it difficult to evaluate our current business and future prospects, and may increase the risk of your investment.

Our company has only been in existence since January 2001. We first began shipping products in January 2003 and much of our growth has occurred since October 2005. Our limited operating history in an emerging market sector makes it difficult to evaluate our current business and our future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, such as the risks described in this report. If we do not address these risks successfully, our business will be harmed.

Our future financial performance depends on growth in the storage of file-based data. If growth in the storage of file-based data does not continue at the rate that we forecast, our operating results would be materially and adversely impacted.

Our products are designed to address the growth in storage of file-based data. This is a new and emerging category. Accordingly, our future financial performance will depend in large part on growth in this new category and on our ability to adapt to emerging demands. Changes in technologies could adversely affect the demand for storage systems. For example, advances in file compression technology could result in smaller file sizes and reduce the demand for storage systems. A reduction in demand for storage of file-based data caused by lack of customer acceptance, weakening economic conditions, competing technologies and products, decreases in corporate spending or otherwise, would result in decreased revenue or a lower revenue growth rate. We cannot assure you that growth in the storage of file-based data will continue or that we will be able to respond adequately to changes in the future. If we are unable to maintain or replace our relationships with customers or to increase the diversification of our customer base, it would be more difficult to maintain or grow our revenue and our growth might be limited.

Historically, a significant portion of our total revenue has come from a limited number of customers in a small number of industries, particularly media and entertainment and Internet companies. For example, our largest customer for 2007, Eastman Kodak Company, accounted for approximately 10% of our total revenue, and our two largest customers for 2006, Comcast Corporation, which purchased through one of our resellers, and Eastman Kodak Company, together accounted for approximately 25% of our total revenue. While our customer base has grown and diversified, the potential for concentrated purchases by certain new and existing customers remains and our largest customers may continue to vary from quarter to quarter. As a consequence of historical patterns and the potential concentrated nature of our customers’ purchasing patterns, the proportion of our total revenue derived from a small number of customers may be even higher in any future quarter. We cannot provide any assurance that we will be able to sustain our revenue from these customers because our revenue has largely been generated in connection with these customers’ decisions to deploy large-scale storage installations and their capacity requirements may have been met. In addition, our customers, including Comcast Corporation and Eastman Kodak Company, generally buy systems on a purchase order basis and generally do not enter into long-term contracts or minimum purchase commitments. If we are unable to sustain our revenue from these customers or to replace it with revenue from new or existing customers, our growth may be limited. If economic conditions change for the industries in which our largest customers do business, or if we are unable to attract significant numbers of customers in other targeted industries, including life sciences, government, manufacturing and oil and gas, our ability to maintain or grow our revenue would be adversely affected.

If we are unable to develop and introduce new products and respond to technological changes, if our new products do not achieve market acceptance or if we fail to manage product transitions, we may fail to increase, or may lose, market share.

Our future growth depends on the successful development and introduction of new systems and software products. Due to the complexity of storage systems, these products are subject to significant technical risks that may impact our ability to introduce these products successfully. Our new products also may not achieve market acceptance. In addition, our new products must respond to technological changes and evolving industry standards. If we are unable, for technological or other reasons, to develop and introduce new products in a timely manner in response to changing market conditions or customer requirements, or if these products do not achieve market acceptance, our operating results could be materially and adversely affected.

Product introductions by us in future periods may also reduce demand for our existing products. As new or enhanced products are introduced, we must successfully manage the transition from older products in order to minimize disruption in customers’ ordering patterns, avoid excessive levels of older product inventories and ensure that sufficient supplies of new products can be delivered to meet customer demand.

We rely on value-added resellers and other distribution partners to sell our products, and disruptions to, or our failure to develop and manage, our distribution channels and the processes and procedures that support them could result in these resellers and partners discontinuing the marketing and distribution of our products and services.

Our future success is highly dependent upon establishing and maintaining successful relationships with a variety of value-added resellers and other distribution partners, which we collectively refer to as channel partners. A substantial portion of our total revenue is currently sold through our channel partners. Therefore, our ability to maintain or grow our revenue will likely depend, in part, on our ability to maintain our arrangements with our existing channel partners and to establish and expand arrangements with new channel partners, and any failure to do so could have a material adverse effect on our future revenue. Additionally, by relying on channel partners, we may have less contact with the ultimate users of our products, thereby making it more difficult for us to establish brand awareness, ensure proper delivery and installation of our products, service ongoing customer requirements and respond to evolving customer needs.

Recruiting and retaining qualified channel partners and training them in our technology and product offerings require significant time and resources. In order to develop and expand our distribution channel, we must continue to scale and improve our processes and procedures that support our channel partners, including investments in systems and training. Those processes and procedures may become increasingly complex and difficult to manage.

We typically enter into non-exclusive, written distribution agreements with our channel partners that generally have a one-year term, have no minimum sales commitment and do not prohibit them from offering products and services that compete with ours. Accordingly, our channel partners may choose to discontinue offering our products and services or may not devote sufficient attention and resources toward selling our products and services. Our competitors may provide incentives to our existing and potential channel partners to use or purchase their products and services or to prevent or reduce sales of our products and services. Some of our channel partners possess significant resources and advanced technical abilities and may, either independently or jointly with our competitors, develop and market products and related services that compete with our offerings. If this were to occur, these channel partners might discontinue marketing and distributing our products and services. In addition, these channel partners would have an advantage over us when marketing their competing products and related services because of their existing customer relationships. The occurrence of any of these events would likely materially adversely affect our business, operating results and financial condition.

Claims by others that we infringe their proprietary technology could cause us to incur substantial costs, distract our management and, if these claims are successful, require us to pay substantial damages or prevent us from offering our products.

Third parties could claim that our products or technologies infringe their proprietary rights. The data storage industry is characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. We expect that infringement claims may further increase as the number of products and competitors in our sector increases. We have not to date been involved in any litigation related to intellectual property. In the past, on July 31, 2006, we received a letter from counsel to SeaChange International, Inc. suggesting that our products may be infringing certain SeaChange patents. We exchanged correspondence with SeaChange’s legal counsel, the latest of which was our letter of August 31, 2007, which pointed out that there appears to be no reasonable basis for SeaChange to claim that Isilon infringes any of the SeaChange patents. We received no further correspondence in the matter. If this matter or other matters arise, and we are unable to reach an amicable resolution, it is possible that litigation could result. The outcome of any litigation is inherently unpredictable, and accordingly, we cannot assure you that, in the future, a court would not find that our products infringed these patents. We cannot assure you that we do not currently infringe, or that we will not in the future infringe, upon any third-party patents or other proprietary rights.

Any claim of infringement by a third party, even one without merit, could cause us to incur substantial costs defending against the claim, and could distract our management from our business. Further, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from offering our products. In addition, we might be required to seek a license for the use of the infringed intellectual property, which might not be available on commercially reasonable terms or at all. Alternatively, we might be required to develop non-infringing technology, which could require significant effort and expense and might ultimately be unsuccessful. Any of these events could seriously harm our business, operating results and financial condition. Third parties may also assert infringement claims against our customers and channel partners. Any of these claims would require us to initiate or defend potentially protracted and costly litigation on their behalf, regardless of the merits of these claims, because we generally indemnify our customers and channel partners from claims of infringement of proprietary rights of third parties. If any of these claims succeeds, we might be forced to pay damages on behalf of our customers or channel partners, which could have a material adverse effect on our business, operating results and financial condition.

Our sales cycles can be long and unpredictable, and our sales development efforts require considerable time and expense. As a result, our sales are difficult to predict and may vary substantially from quarter to quarter, which may cause our operating results to fluctuate significantly.

The timing of our revenue is difficult to predict. Our sales efforts involve building and expanding our direct sales operations and reseller distribution channels, improving our ability to build sales backlogs and improve sales linearity, and educating our customers about the use and benefits of our products, including their technical capabilities and potential cost savings to an organization. Customers may undertake a significant evaluation process that in the past has resulted in a lengthy sales cycle, in some cases more than 12 months. We spend substantial time and resources on our sales efforts without any assurance that our efforts will produce any sales. In addition, product purchases are frequently subject to budget constraints, multiple approvals and unplanned administrative processing and other delays, which may be further impacted by current macroeconomic concerns and conditions. If we do not realize expected sales from a specific customer for a particular quarter in that quarter or at all, our business, operating results and financial condition could be harmed.

We derive substantially all of our total revenue from sales of our Isilon IQ product family and related services, and a decline in demand for our Isilon IQ product family would cause our revenue to grow more slowly or to decline.

We derive substantially all of our total revenue from sales of our Isilon IQ product family and customer and technical support services associated with this product family. As a result, we are vulnerable to fluctuations in demand for this product family, whether as a result of competition, product obsolescence, technological change, customer budgetary constraints or other factors. If demand for our Isilon IQ product family were to decline, our financial condition would be harmed.

If we are unable to continue to create valuable innovations in software, we may not be able to generate additional high-margin revenue to increase our gross margins.

Our industry has a history of declining storage hardware prices as measured on a cost per gigabyte or terabyte of storage capacity basis. In order to maintain or increase our gross margins, we will need to continue to create valuable software that is included with our scale-out NAS storage systems and/or sold as separate standalone software applications. Any new feature or application that we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the broad market acceptance necessary to help increase our overall gross margin. If we are unable to successfully develop or acquire, and then market and sell, additional software functionality, such as our SmartConnect, SnapshotIQ, Migration IQ, SmartQuotas and SyncIQ software applications, our ability to maintain or increase our high-margin revenue and gross margin will be adversely affected.

We currently rely on a single contract manufacturer to assemble our products, and our failure to forecast demand for our products accurately or manage our relationship with our contract manufacturer successfully could negatively impact our ability to sell our products.

We currently rely on a single contract manufacturer. In an agreement dated August 30, 2007, we established a contract manufacturing relationship with Solectron Corporation, subsequently acquired by Flextronics International Ltd. This agreement provides current terms and operating conditions while we are continuing to negotiate a master services agreement. Since that time, we have utilized Flextronics to manufacture and assemble our products, procure components for our systems and help manage our supply chain, perform testing and manage delivery of our products. Our reliance on Flextronics reduces our control over the assembly process, exposing us to risks, including reduced control over quality assurance, production costs and product supply. If we fail to manage our relationship with Flextronics effectively, or if Flextronics experiences delays, disruptions, capacity constraints or quality control problems in its operations, our ability to ship products to our customers could be impaired and our competitive position and reputation could be harmed. If we and Flextronics are unable to negotiate with suppliers for reduced component costs, our operating results would be harmed. If we are unable to finalize the master services agreement or are otherwise required to change contract manufacturers or assume internal manufacturing operations, we may lose revenue, incur increased costs and damage our customer relationships. Qualifying a new contract manufacturer and commencing volume production are expensive and time-consuming. We provide forecasts to Flextronics regarding product demand and production levels. If we inaccurately forecast demand for our products, we may have excess or inadequate inventory or incur cancellation charges or penalties, which could adversely impact our operating results.

We intend to introduce new products and product enhancements, which could require us to achieve volume production rapidly by coordinating with Flextronics and component suppliers. We may need to increase our component purchases, contract manufacturing capacity, and internal test and quality functions if we experience increased demand. The inability of Flextronics to provide us with adequate supplies of high-quality products, or an inability to obtain adequate quantities of components, could cause a delay in our order fulfillment, and our business, operating results and financial condition would be adversely affected.

We rely on a limited number of suppliers, and in some cases single-source suppliers, and any disruption or termination of these supply arrangements could delay shipments of our products and could materially and adversely affect our relationships with current and prospective customers.

We rely on a limited number of suppliers for several key components utilized in the assembly of our products. We purchase several of our required components, such as chassis and disk drives, from a single supplier. This reliance on a limited number of suppliers involves several risks, including:

•	supplier capacity constraints;

•	price increases;

•	timely delivery; and

•	component quality.

Component quality is particularly significant with respect to our suppliers of disk drives. In order to meet product capacity requirements, we must obtain disk drives of extremely high quality and capacity. We cannot assure you that we will be able to obtain enough of these components in the future or that prices of these components will not increase. In addition, problems with respect to yield and quality of these components and timeliness of deliveries could occur. Disruption or termination of the supply of these components could delay shipments of our products and could materially and adversely affect our relationships with current and prospective customers. These delays could also materially and adversely affect our operating results.

If we fail to manage future growth effectively, we may not be able to market and sell our products and services successfully.

We have expanded our operations significantly since inception and anticipate that further significant expansion will be required. Our future operating results depend to a large extent on our management’s ability to manage expansion and growth successfully, including, but not limited to, hiring, training and developing our sales personnel to become productive and generate revenue, forecasting revenue, controlling expenses, implementing and enhancing infrastructure, systems and processes, addressing new markets and expanding international operations. A failure to manage our growth effectively could materially and adversely affect our ability to market and sell our products and services.

Our products incorporate components that are obtained in spot markets, and, as a result, our cost structure and our ability to respond in a timely manner to customer demand are sensitive to volatility in the market prices for these components.

A significant portion of our expenses is directly related to the pricing of commoditized components utilized in the manufacture of our products, such as memory chips, disk drives and CPUs. As part of our procurement model, we do not enter into long-term supply contracts for these components, but instead have our contract manufacturer purchase these components on our behalf. In some cases, our contract manufacturer does so in a competitive-bid purchase order environment with suppliers or on the open market at spot prices. As a result, our cost structure is affected by price volatility in the marketplace for these components, especially for disk drives. This volatility makes it difficult to predict expense levels and operating results and may cause them to fluctuate significantly. Furthermore, if we are successful in growing our business, we may not be able to continue to procure components on the spot market, which would require us to enter into contracts with component suppliers to obtain these components. This could increase our costs and decrease our gross margins.

We maintain relatively low inventory and acquire components only as needed; as a result, if shortages of these components arise, we may not be able to secure enough components to build new products to meet customer demand.

We maintain relatively low inventory and acquire components only as needed, and neither we nor our contract manufacturer enter into long-term supply contracts for these components. As a result, our ability to respond to customer orders efficiently may be constrained by the then-current availability or terms and pricing of these components. Our industry has experienced component shortages and delivery delays in the past, and we may experience shortages or delays of critical components in the future as a result of strong demand in the industry or other factors. For example, disk drives can represent a significant portion of our cost of revenue, and both the price and availability of various kinds of disk drives are subject to substantial volatility in the spot market. In the past, we have encountered situations where we paid higher prices than we had anticipated for disk drives or had to use a larger-size drive as a replacement. Likewise, in the past, the industry experienced a shortage of selected memory chips, which caused some of our motherboard suppliers to reduce or suspend shipments to us. This delayed our ability to ship selected configurations to some of our customers, and in some cases accelerated a transition by us to other components. In addition, new generations of disk drives are often in short supply and are subject to industry allocations that may limit our ability to procure these disk drives. Many of the other components required to build our systems are occasionally in short supply and subject to industry allocations. If shortages or delays arise, the prices of these components may increase or the components may not be available at all. We may not be able to secure enough components at reasonable prices or of acceptable quality to build new products to meet customer demand, which could adversely affect our business, operating results and financial condition.

If we lose key personnel, if key personnel are distracted or if we are unable to attract and retain highly-qualified personnel on a cost-effective basis, it would be more difficult for us to manage our existing business operations and to identify and pursue new growth opportunities.

Our future performance depends on the continued service of our key technical, sales, services, and management personnel. We rely on our executive officers and senior management to manage our existing business operations and to identify and pursue new growth opportunities. The loss of key employees could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming, cause additional disruptions to our business or be unsuccessful. The loss of the services of key executives for any reason could adversely affect our business, operating results and financial condition.

Our future success also depends on our continued ability to attract and retain highly-qualified technical, sales, services, and management personnel. In particular, our ability to enhance and maintain our technology requires talented software development engineers with specialized skills in areas such as distributed computing, file systems and operating systems. If we are not able to recruit and retain these engineers, the quality and speed with which our products are developed would likely be seriously compromised, and our reputation and business would suffer as a result. Competition for these and the other personnel we require, particularly in the Seattle metropolitan area, is intense, and we may fail to retain our key technical, sales, services and management employees or to attract or retain other highly-qualified technical, sales, services, and management personnel in the future.

Our ability to sell our products is highly dependent on the quality of our customer service offerings, and our failure to offer high-quality customer service offerings would have a material adverse effect on our ability to market and sell our products and services.

After our products are deployed within our customers’ networks, our customers depend on our services organization to resolve issues relating to our products. High-quality customer support services are critical for the successful marketing and sale of our products. If we or our third-party maintenance providers or channel partners do not effectively assist our customers in deploying our products, succeed in helping our customers to resolve post-deployment issues quickly, and provide ongoing support, it would adversely affect our ability to sell our products to existing customers and could harm our prospects with potential customers. In addition, as we expand further into larger enterprise accounts, and expand our operations internationally, our customer services organization will face additional challenges, including those associated with providing more mission-critical services in enterprise accounts, as well as delivering services, training and documentation in languages other than English. As a result, our failure to maintain high-quality customer support services could have a material adverse effect on our business, operating results and financial condition.

Our products are highly technical and may contain undetected software or hardware defects, which could cause data unavailability, loss or corruption that might, in turn, result in liability to our customers and harm to our reputation and business.

Our storage products are highly technical and complex and are often used to store information critical to our customers’ business operations. Our products have contained and may contain undetected errors, defects or security vulnerabilities that could result in data unavailability, loss or corruption or other harm to our customers. Some errors in our products may only be discovered after they have been installed and used by customers. Any errors, defects or security vulnerabilities discovered in our products after commercial release, as well as any computer virus or human error on the part of our customer support or other personnel resulting in a customer’s data unavailability, loss or corruption could result in a loss of revenue or delay in revenue recognition, a loss of customers or increased service and warranty costs, any of which could adversely affect our business, operating results and financial condition. In addition, we could face claims for product liability, tort or breach of warranty, including claims relating to changes to our products made by our channel partners. Our contracts with customers contain provisions relating to warranty disclaimers and liability limitations, which may be difficult to enforce. Defending a lawsuit, regardless of its merit, would be costly and might divert management’s attention and adversely affect the market’s perception of us and our products. In addition, if our business liability insurance coverage proves inadequate with respect to a claim or future coverage is unavailable on acceptable terms or at all, our business, operating results and financial condition could be adversely impacted.

Our international sales and operations subject us to additional risks that may adversely affect our international operations and reduce our international sales.

We derived approximately 35% and 27% of our total revenue from customers outside the United States in 2008 and 2007, respectively. We have sales and technical support personnel in several countries worldwide. We expect to continue to add personnel in additional countries. Our various international operations subject us to a variety of risks, including:

•	the difficulty of managing and staffing international offices and the increased travel, infrastructure and legal compliance costs associated with multiple international locations;

•	difficulties in enforcing contracts and collecting accounts receivable, and longer payment cycles, especially in emerging markets;

•	the challenge of managing development teams in geographically disparate locations;

•	tariffs and trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in various foreign markets;

•	increased exposure to foreign currency exchange rate risk;

•	reduced protection for intellectual property rights in some countries; and

•	political and economic instability, including a global recession.

As we expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these risks. Our failure to manage any of these risks successfully could harm our international operations and reduce our international sales, adversely affecting our business, operating results and financial condition.

If we are unable to protect our intellectual property rights, our competitive position could be harmed or we could be required to incur significant expenses to enforce our rights.

Our success is dependent in part on obtaining, maintaining and enforcing our patent and other proprietary rights. We rely on trade secret, patent, copyright and trademark laws, and confidentiality agreements with employees and third parties, all of which offer only limited protection. The steps we have taken to protect our proprietary rights may not be adequate to prevent misappropriation of our proprietary information or infringement of our intellectual property rights, and our ability to prevent this misappropriation or infringement is uncertain, particularly in countries outside of the United States. Further, with respect to patent rights, we do not know whether any of our pending patent applications will result in the issuance of a patent or whether the examination process will require us to narrow our claims. To date, we have obtained one issued United States patent and this patent, as well as any additional patents that may be issued to us may be contested, circumvented, found unenforceable or invalidated, and we may not be able to prevent third parties from infringing them. Moreover, the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages, and, as a result, our competitors may be able to develop technologies similar or superior to ours.

Protecting against the unauthorized use of our products, trademarks and other proprietary rights is expensive and difficult. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any such litigation could result in substantial costs and diversion of management resources, either of which could harm our business, operating results and financial condition. Further, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforcing their intellectual property rights than we have. Accordingly, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property.

Our use of open source and third-party software could impose unanticipated conditions or restrictions on our ability to commercialize our products.

We incorporate open source software into our products. Although we monitor our use of open source software to avoid subjecting our products to conditions we do not intend, the terms of many open source licenses have not been interpreted by United States courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products. In this event, we could be required to seek licenses from third parties in order to continue offering our products, to make generally available, in source code form, proprietary code that links to certain open source modules, to re-engineer our products, or to discontinue the sale of our products if re-engineering could not be accomplished on a timely basis, any of which could adversely affect our business, operating results and financial condition.

We may also find that we need to incorporate certain proprietary third-party technologies, including software programs, into our products in the future. However, licenses to relevant third-party technology may not be available to us on commercially reasonable terms, or at all. Therefore, we could face delays in product releases until equivalent technology can be identified, licensed or developed, and integrated into our current products. These delays, if they occur, could materially adversely affect our business, operating results and financial condition.

Our products must interoperate with many software applications that are developed by others and if we are unable to devote the necessary resources to ensure that our products interoperate with those applications, we may fail to increase, or we may lose, market share and we may experience a weakening demand for our products.

Our products must interoperate with many software applications that are developed by others. When new or updated versions of these software applications are introduced, we must sometimes develop updated versions of our software so that they interoperate properly with these applications. We may not accomplish these development efforts quickly, cost-effectively or at all. These development efforts require substantial capital investment and the devotion of substantial employee resources. For example, our products currently interoperate with a number of data protection applications marketed by vendors such as Symantec Corporation and EMC. If we fail to maintain compatibility with these applications, our customers may not be able to protect adequately the data resident on our products and we may, among other consequences, fail to increase, or we may lose, market share and experience a weakening in demand for our products, which would adversely affect our business, operating results and financial condition.

Our products must interoperate with various data-access protocols and, if we are unable to ensure that our products interoperate with these protocols, our products might become less competitive.

Our products interoperate with servers and software applications predominantly through the use of protocols, many of which are created and maintained by independent standards organizations. However, some of these protocols that exist today or that may be created in the future are or could be proprietary technology and therefore require licensing the proprietary protocol’s specifications from a third party or implementing the protocol without specifications, which might entail significant effort on our part. If we fail to obtain a license to these specifications from third-party vendors on reasonable terms or at all, and we are not able to implement the protocol in the absence of these specifications, our products might become less competitive, which would harm our business. For example, Microsoft Corporation maintains and enhances the Common Internet File System, or CIFS, a proprietary protocol that our products use to communicate with the Windows operating system, the most popular computer operating system in the world. Although our products are currently compatible with CIFS, at present we do not license the specifications to this proprietary protocol. If we are not able to continue to maintain adequate compatibility with CIFS or if we are not able to license adequate specifications to this protocol on reasonable terms, our products would likely be less competitive in the marketplace, which would adversely affect our business, operating results and financial condition.

If our products do not interoperate with our customers’ networks, servers or software applications, installations would be delayed or cancelled.

Our products must interoperate with our customers’ existing infrastructure, specifically their networks, servers and software applications. This infrastructure often utilizes multiple protocol standards, products from multiple vendors and a wide range of storage features. If we find, as we have in the past, defects in the existing software or hardware used in our customers’ infrastructure or an incompatibility or deficiency in our software, we may have to modify our software so that our products will interoperate with our customers’ infrastructure. This could cause longer sales and implementation cycles for our products and could cause order cancellations, either of which would adversely affect our business, operating results and financial condition.

We may engage in future acquisitions that could disrupt our business, cause dilution to our stockholders, reduce our financial resources and result in increased expenses.

In the future, we may acquire other businesses, products or technologies. We have not made any acquisitions to date. Accordingly, our ability as an organization to make acquisitions is unproven. We may not be able to find suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not strengthen our competitive position or achieve our goals, or these acquisitions may be viewed negatively by customers, financial markets or investors. In addition, any acquisitions that we make could lead to difficulties in integrating personnel, technologies and operations from the acquired businesses and in retaining and motivating key personnel from these businesses. Acquisitions may disrupt our ongoing operations, divert management from day-to-day responsibilities, increase our expenses and adversely impact our business, operating results and financial condition. Future acquisitions may reduce our cash available for operations and other uses, and could result in an increase in amortization expense related to identifiable assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.

A change in accounting standards or practices can have a significant effect on our operating results and may affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of existing accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. For example, although not yet currently required, we could be required to adopt International Financial Reporting Standards (IFRS) which is different than accounting principles generally accepted in the United States of America for our accounting and reporting standards.

Our business is subject to increasingly complex environmental legislation that has increased both our costs and the risk of noncompliance.

We face increasing complexity in our product design and procurement operations as we adjust to new and upcoming requirements relating to the materials composition of many of our products. The European Union, or EU, has adopted certain directives to facilitate the recycling of electrical and electronic equipment sold in the EU, including the Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, or RoHS, directive. The RoHS directive restricts the use of lead, mercury and certain other substances in electrical and electronic products placed on the market in the EU after July 1, 2006.

In connection with our compliance with these environmental laws and regulations, we could incur substantial costs, including reserves taken for excess component inventory, and be subject to disruptions to our operations and logistics. In addition, we will need to ensure that we can manufacture compliant products and that we can be assured a supply of compliant components from suppliers. Similar laws and regulations have been proposed or may be enacted in other regions, including in the United States, China and Japan. Other environmental regulations may require us to reengineer our products to utilize components that are compatible with these regulations, and this reengineering and component substitution may result in additional costs to us. We cannot assure you that existing laws or future laws will not have a material adverse effect on our business.

We are subject to governmental export and import controls that could impair our ability to compete in international markets.

Because we incorporate encryption technology into our products, our products are subject to United States export controls and may be exported outside the United States only with the required level of export license or through an export license exception. In addition, various countries regulate the importation of certain encryption technology and have enacted laws that could limit our ability to distribute our products or could limit our customers’ ability to implement our products in those countries. Changes in our products or changes in export and import regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products throughout their global systems or, in some cases, prevent the export or import of our products to certain countries altogether. Any change in export or import regulations or related legislation, shift in approach to the enforcement or scope of existing regulations or change in the countries, persons or technologies targeted by these regulations could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations.

If we need additional capital in the future, it may not be available to us on favorable terms, or at all.

We have historically relied on outside financing and customer payments to fund our operations, capital expenditures and expansion. We may require additional capital from equity or debt financing in the future to fund our operations or respond to competitive pressures or strategic opportunities. Due to the recent tightening if the credit and private equity markets, such financing may not be available, or we may not be able to secure timely additional financing on favorable terms. The terms of any additional financing may place limits on our financial and operating flexibility. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new securities we issue could have rights, preferences and privileges senior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be significantly limited.

Our business is subject to the risks of earthquakes and other natural catastrophic events, and to interruption by man-made problems such as computer viruses or terrorism.

Our corporate headquarters are located in Seattle, Washington, an area that is at heightened risk of earthquake and volcanic events. We may not have adequate business interruption insurance to compensate us for losses that may occur from any such significant events. A significant natural disaster, such as an earthquake or volcanic eruption, could have a material adverse impact on our business, operating results and financial condition. Also, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. In addition, acts of terrorism could cause disruptions in our or our customers’ business or the economy as a whole. To the extent that these disruptions result in delays or cancellations of customer orders or the deployment of our products, our business, operating results and financial condition would be adversely affected.

The trading price of our common stock is likely to be volatile.

The trading prices of the securities of technology companies have been highly volatile. Further, our common stock has a limited trading history. Since our initial public offering in December 2006 through February 6, 2009, our stock price has fluctuated from a high of $28.50 to a low of $2.31. Factors affecting the trading price of our common stock, some of which are outside our control, include:

•	variations in our operating results or those of our competitors;

•	market conditions in our industry, the industries of our customers and the economy as a whole;

•	announcements of technological innovations, new products or product enhancements, strategic alliances or significant agreements by us or by our competitors;

•	the gain or loss of significant customers;

•	the level of sales in a particular quarter;

•	lawsuits threatened or filed against us;

•	inquiries or investigations by the SEC, NASDAQ, law enforcement or other regulatory bodies;

•	the recruitment or departure of key personnel;

•	changes in the estimates of our operating results or changes in recommendations by any securities analysts who elect to follow our common stock; and

•	the adoption or modification of regulations, policies, procedures or programs applicable to our business.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, operating results or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. For example, current macroeconomic conditions have caused substantial and continuing volatility in the U.S. stock markets. Although such conditions have not been specific to our company, our stock has experienced similar volatility. Some companies that have had volatile market prices for their securities have had securities class actions filed against them. If a suit were filed against us, regardless of its merits or outcome, it would likely result in substantial costs and divert management’s attention and resources. This could have a material adverse effect on our business, operating results and financial condition.

Future sales of shares by existing stockholders could cause our stock price to decline.

We completed our initial public offering in December 2006, and the contractual lock-up applicable to our equity holders at the time of our initial public offering expired in September 2007. As a result, additional shares of our common stock have become eligible for sale in the public market, including shares held by directors, executive officers and other affiliates. In addition, outstanding warrants and options to purchase shares of our common stock under our 2001 Stock Plan, 2006 Equity Incentive Plan or 2006 Employee Stock Purchase Plan, as well as additional shares reserved for issuance under our 2006 Equity Incentive Plan have become, and will continue to become, eligible for sale in the public market subject to certain legal and contractual limitations. If a significant portion of these shares are sold, or if it is perceived that they will continue to be sold, the trading price of our common stock could decline substantially.

Insiders continue to have substantial control over us and will be able to influence corporate matters.

As of December 31, 2008, our directors and executive officers and their affiliates beneficially own, in the aggregate, approximately 61% of our outstanding common stock. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets. This concentration of ownership could limit other stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.

Provisions in our certificate of incorporation and bylaws and Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•	establish a classified board of directors so that not all members of our board are elected at one time;

•	provide that directors may only be removed “for cause;”

•	authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares and to discourage a takeover attempt;

•	eliminate the ability of our stockholders to call special meetings of stockholders;

•	prohibit stockholder action by written consent, which has the effect of requiring all stockholder actions to be taken at a meeting of stockholders;

•	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws; and

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of our company by prohibiting stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us unless certain approvals are obtained.

THE OFFER

1.	Eligibility.

You are an “eligible employee” if you are an employee of Isilon and you remain employed by Isilon or a successor entity through the date on which the exchanged options are cancelled. However, none of our executive officers or the members of our board of directors are eligible to participate in the offer. Our directors and executive officers are listed on Schedule A to this Offer to Exchange.

To receive a grant of new options, you must remain an employee of Isilon or a successor entity through the new option grant date, which will be the same U.S. business day as the cancellation date. If you do not remain employed by Isilon or a successor entity through the new option grant date, you will keep your current eligible options and they will vest and expire in accordance with their terms. If we do not extend the offer, the new option grant date will be May 22, 2009. Except as provided by applicable law and/or any employment agreement between you and Isilon, your employment with Isilon will remain “at-will” and can be terminated by you or Isilon at any time, with or without cause or notice. In order to vest in your new options, you generally must remain a service provider through each relevant vesting date. If your service with Isilon terminates before your new options vest, your new options will expire unvested and you will not be able to exercise any portion of the unvested new options.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange options granted with an exercise price greater than $5.15 per share that were granted under one of the Company’s Plans and are held by eligible employees, are outstanding and unexercised as of the expiration date of the offer, and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date of the offer. In order to be eligible, options must be outstanding on the expiration date of the offer. For example, if a particular option grant expires during the offering period, that particular option grant is not eligible for exchange.

Participation in this offer is completely voluntary. You may decide which of your eligible options you wish to exchange. If you hold more than one eligible option, however, you may choose to exchange one or more of such eligible options without having to exchange all of your eligible options. If you elect to participate in this offer, you must exchange all of the unexercised shares subject to any particular eligible option that you choose to exchange. Except for options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), we are not accepting partial tenders of options. If you elect to participate in this offer with respect to any partially exercised eligible option, you must exchange the entire remaining portion of such option grant.

For example (and except as otherwise described below), if you hold (1) an eligible option to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares, and (3) an eligible option to purchase 3,000 shares, you may elect to exchange:

•	Your first option grant covering 300 remaining unexercised shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 3,000 shares,

•	Two of your three option grants,

•	All three of your option grants, or

•	None of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

However, this rule will not apply to the portion of any option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an employee of Isilon. Any such portion of an option may not be exchanged in this offer (even if title to that portion of the option is held by an eligible employee). The portion beneficially owned by the eligible employee may be tendered in the offer if such option is eligible and such portion of the eligible option must be tendered for all remaining outstanding shares. For instance, if the option to purchase 3,000 shares in the example above is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to participate in the offer and exchange the portion of the option that you beneficially own covering the outstanding 1,500 shares.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted stock options as follows:

Per Share Exercise Price of Eligible Option	New Options for Exchanged Options
$5.16* - $6.12	One (1) new option for every 1.25 exchanged options.

$6.13 - $12.20	One (1) new option for every 1.50 exchanged options.

$12.21 and higher	One (1) new option for every 2.0 exchanged options.

*	We do not have any outstanding options with exercise prices of $5.16 or $5.17 per share.

The exchange ratios that we established are intended to result in the issuance of options for which we will recognize little or no accounting expense. We calculated the exchange ratios based on the “fair value” of the eligible options using a standard, but complicated, valuation method called “Black-Scholes” that takes into account a number of different factors relating to the eligible options, including their remaining term.

The exchange ratios apply to each of your eligible options separately. This means that the various options you have received may be subject to different exchange ratios. In addition, for purposes of applying the exchange ratios, fractional shares will be rounded down to the nearest whole share on a grant-by-grant basis.

Example 1

If you exchange an eligible option covering 1,000 shares with an exercise price per share of $5.18, you will receive a new option for 800 shares.

Example 2

If you exchange an eligible option covering 1,000 shares with an exercise price per share of $9.00, you will receive a new option for 666 shares (rounded down to the nearest whole share).

Example 3

If you exchange an eligible option covering 1,000 shares with an exercise price per share of $12.21, you will receive a new option for 500 shares.

All new options will be subject to the terms of the new stock option agreement to be entered into between you and Isilon and the 2006 Equity Incentive Plan. The current forms of stock option agreement under our 2006 Equity Incentive Plan are included as exhibits to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov. (The form for non-U.S. employees includes a country-specific exhibit with additional country-specific terms and conditions.)

The expiration date for this offer will be 5:00 p.m., Pacific Time, on May 22, 2009 unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

3.	Purposes of the offer.

The primary purpose of this offer is to restore the retention and incentive value of our equity incentive program. We believe this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. We believe our business and stock price have been impacted by the downturn in global economic conditions. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” The new options may have greater employee retention value than the exchanged options and therefore benefit Isilon in its efforts to retain valuable employees.

The offer also will have the added benefit of reducing the overhang represented by the outstanding eligible options. Further, the offer will help to better align the value associated with the compensation expense that we recognize and will continue to recognize in the future for outstanding options. The offer is structured to be cost-neutral and to minimize any additional compensation expense to us. The offer is structured to allow us to realize real incentive and retention benefits from the new options issued, while recognizing essentially the same amount of compensation expense as we would have recognized for the eligible options.

Neither we nor our board of directors makes any recommendation as to whether you should participate in this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper election to exchange options.

If you are an eligible employee, you will receive on the commencement of the offer an e-mail announcing this offer and directing you to the offer website. If you wish to participate in this offer, you must access the offer website and click on the MAKE AN ELECTION button. You will be directed to your electronic election form that contains the following personalized information with respect to each eligible option you hold:

•	the grant date of the eligible option;

•	the type of option that is eligible for exchange;

•	the exercise price per share of the eligible option;

•	the number of shares of the Company’s common stock exchangeable under the eligible option; and

•	the election alternatives available to you.

You will need to check the appropriate box next to each of your eligible options to indicate your choice of whether to exchange your eligible options in accordance with the terms of this offer or retain your eligible options under their current terms. After completing the electronic election form, you will have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to Terms of Election will you be directed to the Print Confirmation page. Please print and keep a copy of the Print Confirmation page for your records. At this point, you will have completed the election process.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it via facsimile to (206) 777-7855. To obtain a paper election form, please send an e-mail to equitybenefits@isilon.com. You can also view and print the election form at https://isilon.equitybenefits.com.

You must complete the election process in the foregoing manner before 5:00 p.m., Pacific Time, on May 22, 2009. If we extend this offer beyond that deadline, you must complete the process before the extended expiration date of this offer.

You may change your mind about which of your eligible options you wish to have exchanged. If you wish to add additional eligible options to your election, you must complete and submit a new election form before the expiration date by following the procedures described above. This new election form must be properly completed, signed (electronic or otherwise) and dated after your prior election form and must list all eligible options you wish to exchange. Any prior election form will be disregarded. If, instead, you wish to withdraw some or all of the eligible options you elected for exchange, you may do so at any time before the expiration date by following the procedures described in Section 5.

Your election to participate becomes irrevocable after 5:00 p.m., Pacific Time, on May 22, 2009 unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on June 19, 2009, you may withdraw your options at any time thereafter. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form. Only responses that are complete, signed and actually received by Isilon either (a) electronically via the offer website or (b) via facsimile by the deadline will be accepted. Responses submitted by any other means, including hand delivery, email, interoffice or U.S. mail and express delivery, are not permitted.

This is a one-time offer and we will strictly enforce the offering period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be May 22, 2009.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options although you may challenge our determination. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Isilon and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may change your election with respect to your eligible options only in accordance with the provisions of this section.

You may change your election with respect to your eligible options at any time before the expiration date, which is expected to be 5:00 p.m., Pacific Time, on May 22, 2009. If we extend the offer, you may change your election at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on June 19, 2009, you may withdraw your tendered options at any time thereafter.

If you wish to change your election to participate in this offer, you must access the offer website at https://isilon.equitybenefits.com and complete a new electronic election form before 5:00 p.m., Pacific Time, on May 22, 2009, unless we extend the offer. If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it via facsimile to (206) 777-7855. To obtain a paper election form, please send an e-mail to equitybenefits@isilon.com. You can also view and print the election form at https://isilon.equitybenefits.com.

If you submit an election form declining the offer and you later decide that you would like to exchange your eligible options for new options, you may elect to participate at any time by submitting a new properly completed electronic election form (or paper election form) accepting the offer before the expiration date, by following the procedures described in this Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any electronic election form (or paper election form), nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of the electronic election form (or paper election form), although you may challenge our determination.

The delivery of all documents, including any election forms, is at your risk. We intend to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form. Only responses that are complete, signed and actually received by Isilon either (a) electronically via the offer website or (b) via facsimile by the deadline will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice or U.S. mail or express delivery, are not permitted.

6.	Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be May 22, 2009.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication.

We will grant the new options on the new option grant date, which is the same U.S. business day as the cancellation date. We expect the new option grant date to be May 22, 2009. All new options will be granted under the 2006 Equity Incentive Plan and will be subject to a stock option agreement between you and Isilon. The number of new options you will receive will be determined in accordance with the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. Promptly after the expiration date, we will send you your new stock option agreement. You may exercise the shares subject to the new options when and if your new options vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

•

the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•

A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

•

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•

Any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Isilon.

If any of the above events occur, we may:

•	Terminate the offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	Amend the terms of the offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

The Isilon common stock that underlies your options is traded on the NASDAQ Global Market under the symbol “ISLN.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the NASDAQ Global Market:

	High	Low
Fiscal Year Ended December 30, 2007
3rd Quarter	$16.98	$7.56
4th Quarter	$7.95	$4.55
Fiscal Year Ended December 31, 2008
1st Quarter	$6.10	$4.51
2nd Quarter	$5.49	$4.43
3rd Quarter	$5.15	$3.70
4th Quarter	$4.44	$2.31
Fiscal Year Ended December 31, 2009
1st Quarter	$3.83	$1.86
2nd Quarter (through April 23, 2009)	$2.60	$2.08

On April 23, 2009, the last reported sale price of our common stock, as reported by the NASDAQ Global Market was $2.28 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of new options.

Consideration.

We will grant new options in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered eligible options, you will be entitled to receive new options based on the exercise price of your exchanged options. The number of new options you receive will be reduced based on an exchange ratio to account for the decreased exercise price as described in Section 2 of this Offer to Exchange. Fractional new options will be rounded down to the nearest whole new option on a grant-by-grant basis.

If we receive and accept tenders from eligible employees of all options eligible to be tendered (a total of options to purchase 2,332,878 shares subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 1,614,264 shares of our common stock, or approximately 2.52% of the total shares of our common stock outstanding as of April 15, 2009.

General terms of new options.

New options will be granted under the Company’s 2006 Equity Incentive Plan and will be subject to a stock option agreement between you and Isilon. The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, you should note that your new options will be classified for U.S. tax purposes as nonstatutory stock options (even if your exchanged options were incentive stock options), will have a new vesting schedule, and will have a maximum term of six (6) to eight (8) years from the new option grant date, depending on the year in which the exchanged option was granted. Furthermore, if you are an employee outside the U.S., you should carefully review Schedules C-J attached to this offer for your country of residence to determine whether different terms will apply to your new options.

The following description summarizes the material terms of the 2006 Equity Incentive Plan. Our statements in this Offer to Exchange concerning the 2006 Equity Incentive Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2006 Equity Incentive Plan and the forms of stock option agreement under such plan, which have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part and is available on the SEC website at www.sec.gov. The form for non-U.S. employees includes a country-specific exhibit with additional country-specific terms and conditions. You may also contact equitybenefits@isilon.com to receive a copy of the 2006 Equity Incentive Plan, and the form of stock option agreement thereunder. We will promptly furnish to you copies of these documents upon request at our expense.

2006 Equity Incentive Plan

The 2006 Equity Incentive Plan permits the granting of options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares. The number of shares of common stock subject to options currently outstanding under the 2006 Equity Incentive Plan as of April 15, 2009 is 6,929,926 shares. The maximum number of shares of common stock reserved for issuance under the 2006 Equity Incentive Plan will be reduced by one (1) share for every one (1) option granted. The 2006 Equity Incentive Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the “Administrator.” Subject to the other provisions of the 2006 Equity Incentive Plan, the Administrator generally has the power to determine the terms, conditions and restrictions of options, including the number of shares subject to the options and the vesting criteria. The new options granted pursuant to the terms of this offer will be subject to exchange ratios as approved by the board of directors and the set vesting criteria and term as described below.

Purchase price.

The purchase price of a stock option granted under the 2006 Equity Incentive Plan generally is determined by the Administrator, except that the exercise price may never be less than 100% of the fair market value of the underlying shares on the date of grant. For purposes of this offer, the purchase price per share of a new option will be equal to the fair market value of the Company’s common stock on the new option grant date, which will be the closing price of a share of our common stock reported by the NASDAQ Global Market on the new option grant date.

Vesting.

The vesting applicable to options granted under the 2006 Equity Incentive Plan generally is determined by the Administrator in accordance with the terms of such plan. The new options granted under this offer will be subject to a set vesting schedule, determined by the year the exchanged option was granted. The new options will vest as follows:

Year of Grant of Eligible Option	Vesting Schedule for New Option
2006	100% of the shares vesting on the 1-year anniversary of the new option grant date

2007	2 year vesting schedule: 50% of the shares vesting on the 1-year anniversary of the new option grant date; and 1/8th of the total shares vesting quarterly thereafter

2008	3 year vesting schedule: 1/3rd of the shares vesting on the 1-year anniversary of the new option grant date; and 1/12th of the total shares vesting quarterly thereafter

We expect the new option grant date will be May 22, 2009. If the expiration date is extended, the new option grant date similarly will be delayed.

•

Vesting on any given vesting date is subject to your continued service with Isilon or one of its subsidiaries through that vesting date. If your service with Isilon terminates before your new options vest, your new options will expire unvested and you will not be able to exercise your new options.

•

We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of new options will vest on each vesting date); this will be done by applying any fractional shares to the following vesting period until one whole share has been accumulated.

Example:

Assume that an eligible employee elects to exchange an eligible option for 500 shares with an exercise price of $5.75 per share that was granted in 2007.

Assume that on May 22, 2009, the eligible employee surrenders the eligible options and, in accordance with the exchange ratios listed above, receives 400 new options. Subject to the eligible employee continuing to provide services to the Company through each such relevant date, the vesting schedule of the new options will be as follows:

Vesting Schedule

0 shares will be vested as of May 22, 2009

200 shares will be scheduled to vest on May 22, 2010

1/8th of the total shares will be scheduled to vest quarterly thereafter so that all of the new options will be vested on May 22, 2011

Term

The term applicable to options granted under the 2006 Equity Incentive Plan generally is determined by the Administrator in accordance with the terms of such plan. The new options granted under this offer will be subject to a set term, determined by the year the exchanged option was granted. The new options will expire as follows:

Year of Grant of Eligible Option	Range of Expiration Dates for Original Options	Term of New Option (from New Option Grant Date)
2006	2/13/2016 – 12/14/2016	6 year term
2007	1/15/2017 – 12/17/2017	7 year term
2008	1/17/2018 – 12/15/2018	8 year term

Example:

Assume that an eligible employee properly elects to exchange the below eligible options. The new options received in the offer would have the following terms and expiration dates.

Year of Grant of Eligible Option	Expiration Date of Original Option	Term of New Option (from New Option Grant Date)	Expiration Date of New Option
2006	3/4/2016	6 year term	May 22, 2015
2007	6/12/2017	7 year term	May 22, 2016
2008	12/15/2018	8 year term	May 22, 2017

Adjustments upon certain events.

Events Occurring Before the New Option Grant Date. Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the Plan under which it was granted and your option agreement. Further, if Isilon is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will not receive new options in exchange for them. If Isilon is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the purchase price and number of shares that will be subject to the new options. Under such circumstances, the type of security and the number of shares covered by your new option would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this offer. Termination of your employment for this or any other reason before the new option grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

Events Occurring After the New Option Grant Date. If, through or as a result of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares issued under the new option occurs, the Administrator will make an appropriate or proportionate adjustment in (i) the maximum number and class of shares reserved for issuance under the 2006 Equity Incentive Plan, (ii) the number, class, and price of shares covered by each outstanding option, (iii) the automatic share reserve increase, and (iv) the number of shares issuable pursuant to annual option grants automatically provided to directors under the 2006 Equity Incentive Plan.

In the event of a merger or change in control transaction described in the 2006 Equity Incentive Plan, each outstanding option will be treated as the Administrator determines, including, without limitation, that each option be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The Administrator shall not be required to treat all options similarly in the transaction.

If the successor corporation does not assume or substitute the option, vesting will accelerate as to all of the shares of common stock subject to such outstanding option. The Administrator will notify participants in writing or electronically that the option will be exercisable for a period of time determined by the Administrator in its sole discretion, and the option will terminate at the expiration of such period.

Transferability of options.

Stock options generally may not be sold, pledged, assigned, hypothecated, transferred, or disposed of, other than by will or the laws of descent and distribution, unless the Administrator indicates otherwise in your option agreement. In the event of your death, any person who acquires the options by bequest or inheritance may exercise the vested shares subject to your option within the time period specified in your option agreement.

Registration and sale of shares underlying shares.

All of Isilon’s shares of common stock issuable upon the vesting of the new options have been, or will be prior to vesting, registered under the Securities Act on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Isilon for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

Federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the federal income tax consequences of the new options and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a taxpayer of the United States, but also are subject to the tax laws of a non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

10.	Information concerning Isilon.

Our principal executive offices are located at 3101 Western Avenue, Seattle, Washington 98121, and our telephone number is (206) 315-7500. Questions regarding this offer should be directed to equitybenefits@isilon.com.

We provide scale-out Network Attached Storage, or NAS, storage systems – combining our proprietary OneFS® operating system software and unique clustered architecture – for file-based data, including video, audio, digital images, computer models, PDF files, scanned images, reference information, test and simulation data, and other file-based information. We designed and developed our scale-out NAS solutions specifically to address the needs of storing and managing file-based data. Our systems are comprised of three or more nodes. Each node is a self-contained, rack-mountable device that contains industry standard hardware, including disk drives, a central processing unit, or CPU, memory chips and network interfaces, and is integrated with our OneFS operating system software, which unifies a cluster of nodes into a single shared resource. Through the end of fiscal 2008, we have sold our scale-out NAS storage systems to more than 900 customers across a wide range of industries. We sell our products directly through our field sales force and indirectly through a channel partner program that includes value-added resellers and distributors.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Our executive officers and the members of our board of directors may not participate in this offer. As of April 15, 2009, our executive officers and directors (sixteen (16) persons) as a group held options unexercised and outstanding under the Plans to purchase a total of 3,144,246 of our shares, which represented approximately 34% of the shares subject to all options rights outstanding under the Plans as of that date.

The table below sets forth the beneficial ownership of each of our executive officers and directors of options outstanding as of April 15, 2009. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock under the Plans, which was 9,222,135 as of April 15, 2009. Our executive officers and the members of our board of directors are not eligible to participate in the offer.

Name	Position	Number of Shares Covered by Outstanding Options Granted Under the Plans		Percentage of Total Outstanding Options Under the Plans
Sujal M. Patel	President, Chief Executive Officer and Director	670,582		7.27%
William D. Richter	Chief Financial Officer and Vice President of Finance	207,500		2.25%
Keenan M. Conder	Vice President, General Counsel and Corporate Secretary	325,000		3.52%
George H. Bennett	Senior Vice President of Worldwide Field Operations	—	*	0.00%
Paul G. Rutherford	Chief Technology Officer	237,500		2.58%
Brett L. Helsel	Senior Vice President of Engineering	315,000		3.42%
Gwen E. Weld	Vice President of Human Resources and Organizational Development	283,666		3.08%
Mary E. Godwin	Vice President of Operations	225,000		2.44%
Ram V. Appalaraju	Vice President of Marketing	200,000		2.17%
William D. Ruckelshaus	Chairman of the Board	206,666		2.24%
Gregory L. McAdoo	Director	—		0.00%
Barry J. Fidelman	Director	—		0.00%
Elliott H. Jurgensen, Jr.	Director	211,666		2.30%
James G. Richardson	Director	186,666		2.02%
Matthew S. McIlwain	Director	—		0.00%
Peter H. van Oppen	Director	75,000		0.81%

*	On April 15, 2009, our Compensation Committee of the Board of Directors approved a stock option grant to Mr. Bennett covering 375,000 shares. According to our stock option granting policy, the effective date of the option grant will be the first day that our trading window opens following the quarterly “quiet period,” which is at the start of the third full trading day following the date of public disclosure of the financial results for that fiscal quarter.

Our executive officers and members of our board of directors are not eligible to participate in this offer.

Neither we nor, to the best of our knowledge, any member of our board of directors or any of our executive officers, nor any affiliate of ours, engaged in transactions involving eligible options during the past 60 days.

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and, pursuant to the terms of the Plans, the shares subject to those options will be returned to the pool of shares available for grants of new options under the 2006 Equity Incentive Plan. To the extent shares returning to the Plan are not fully reserved for issuance upon receipt of the stock options to be granted in connection with the offer, the shares will be available for future options to employees and other eligible Plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the NASDAQ Global Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed. Options granted under the Plans that we acquire through the offer will be cancelled. No future equity awards will be granted from the Amended and Restated 2001 Stock Plan.

As of January 2, 2006, we adopted the provisions of SFAS 123(R), on accounting for share-based payments. Under SFAS 123(R), we will recognize the incremental compensation cost of the stock options granted in the offer, if any. If there is any incremental compensation cost, it will be measured as the excess, if any, of the fair value of each option granted to employees in exchange for exchanged options, measured as of the date the new options are granted, over the fair value of the exchanged options, measured immediately prior to the cancellation. If there is any incremental compensation cost, it will be recognized ratably over the vesting period of the new options. In the event that any of the new options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited options will not be recognized, unless the original vesting period of the exchanged options has been satisfied.

Since the offer has been structured to replace underwater options with new options of similar or lesser value, the Company expects the offer to be cost-neutral with minimal additional compensation expense. As a result, the offer will allow the Company to realize real incentive and retention benefits from the new options, while recognizing essentially the same amount of compensation expense as we would have recognized for the eligible options.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ Global Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to grant new options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

14.	Material income tax consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of eligible options for new options pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, referred to as the Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but also are subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

We recommend that you consult your tax advisor with respect to the U.S. federal, state and local tax consequences and any non-U.S. tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Option holders who exchange eligible options for new options generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

The new options granted in exchange for your eligible options will be granted as nonstatutory stock options, even if your eligible options were classified as incentive stock options. Nonstatutory stock options and incentive stock options differ in their treatment under U.S. tax law. The following is a reminder of the U.S. federal tax treatment generally applicable to each type of option.

Incentive Stock Options

Incentive stock options are intended to qualify for the special treatment available under Section 422 of the Code. You generally will not recognize income as a result of the grant of an incentive stock option. In addition, you generally will not realize taxable income upon the exercise of an incentive stock option. However, if you are subject to alternative minimum tax, referred to as AMT, your AMT taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option.

If you sell the shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the shares is qualifying if it is made:

•	more than two (2) years after the date of grant, and

•	more than one (1) year after the date of exercise.

If the disposition of the shares acquired upon exercise of an incentive stock option is qualifying, any excess of the sale price of the shares over the exercise price will be treated as long-term capital gain taxable to you at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition of shares purchased through the exercise of an incentive stock option is not qualifying, also referred to as a “disqualifying disposition,” the amount of taxable income will be the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the option exercise price, or (ii) the difference between the sale price and the option exercise price. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether you hold the shares for more than one (1) year. Any loss that you recognize upon disposition of shares purchased through the exercise of an incentive stock option, whether before or after expiration of the two (2) year and one (1) year holding periods, will be treated as a capital loss. Such loss will be long-term or short-term depending on whether you hold the shares for more than one (1) year.

Please note that if you choose to participate in this offer and your eligible options include any incentive stock options, such incentive stock options will be cancelled and exchanged for nonstatutory stock options and such new options will not be eligible for the tax treatment described above.

In addition, if any of your eligible options are classified as incentive stock options, you choose not to participate in the offer with respect to such eligible incentive stock options, and the offer remains open for thirty (30) days or more, such eligible incentive stock options will be considered “modified,” which will result in a deemed regrant of your eligible incentive stock options. This would mean that the date of grant for purposes of the two (2) year holding period (necessary to receive the favorable tax treatment described above) will restart to the date this offer commenced (that is, April 24, 2009) and you will not receive any credit for the time that has already lapsed from the original grant date of your option. The offer is currently scheduled to remain open for less than thirty (30) calendar days and therefore should not result in a modification of your incentive stock options that are eligible for this offer should you choose to not participate in the offer. If the Company extends the offer, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

Nonstatutory Stock Options

If you participate in this offer, your new option will be classified as a nonstatutory stock option, irrespective of whether your eligible option was classified as an incentive stock option. If you are granted a nonstatutory stock option, you generally will not realize taxable income at the time of grant. However, when you exercise the nonstatutory stock option, you will recognize ordinary income on the difference between the fair market value of the shares on the date of exercise and the exercise price you paid for such shares. If you are an employee, this amount will be subject to tax withholding. Any gain or loss you recognize upon the sale or exchange of shares that you acquire generally will be treated as capital gain or loss and will be long-term or short-term depending on whether you held the shares for more than one (1) year. The amount of such gain or loss will be the difference between the amount you realize upon the sale or exchange of the shares, and the value of the shares at the time you recognize income.

Note that as a result of Section 409A of the Code, options amended in a certain manner or granted with an exercise price that was lower than the fair market value of the underlying shares at the time of grant (“discount” options) may be taxable to you before you exercise your option. As of the date of this offer, how such options will be taxed is unclear. However, based on currently available guidance, we believe that, in the tax year in which a discount option vests, the holder of the discount option will have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and will be subject to the 20% tax on the spread. In addition, during each subsequent tax year (until the option is exercised or expires), the option may be subject to additional annual income and penalty taxes on any increase in value of the underlying stock. Finally, certain states also have adopted laws similar to Section 409A. Consequently, the holder of the discount option also may incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% tax with regard to discount options (in addition to the federal 20% tax and any federal and state income taxes).

We recommend that you consult your tax advisor with respect to the U.S. federal, state, and local tax consequences and any non-U.S. tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction. Please see Schedules C-J for general information regarding the tax consequences of participating in the exchange for employees subject to tax outside of the U.S.

15.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any eligible options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option expires after commencement, but before cancellation under the offer, that particular option is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our definitive proxy statement on Schedule 14A for our 2009 annual meeting of stockholders, filed with the SEC on March 31, 2009;

2.	Our annual report on Form 10-K for our fiscal year ended December 31, 2008, filed with the SEC on February 20, 2009;

3.	Our current reports on Form 8-K filed with the SEC on February 5, 2009, April 6, 2009 and on April 23, 2009.

4.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 7, 2006 and any further amendment or report filed thereafter for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at equitybenefits@isilon.com.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2008 is incorporated herein by reference.

Attached as Schedule B to this Offer to Exchange is a summary of financial information derived from our annual report on Form 10-K for our fiscal year ended December 31, 2008. We will also provide you without charge, upon your written or oral request, a copy of any or all of the documents to which we have referred you. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Isilon Systems, Inc.

April 24, 2009

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF ISILON SYSTEMS, INC.

The directors and executive officers of Isilon are set forth in the following table:

Name	Position and Offices Held
Sujal M. Patel	President, Chief Executive Officer and Director
William D. Richter	Chief Financial Officer and Vice President of Finance
Keenan M. Conder	Vice President, General Counsel and Corporate Secretary
George H. Bennett	Senior Vice President of Worldwide Field Operations
Paul G. Rutherford	Chief Technology Officer
Brett L. Helsel	Senior Vice President of Engineering
Gwen E. Weld	Vice President of Human Resources and Organizational Development
Mary E. Godwin	Vice President of Operations
Ram V. Appalaraju	Vice President of Marketing
William D. Ruckelshaus	Chairman of the Board
Gregory L. McAdoo	Director
Barry J. Fidelman	Director
Elliott H. Jurgensen, Jr.	Director
James G. Richardson	Director
Matthew S. McIlwain	Director
Peter H. van Oppen	Director

The address of each executive officer and director is:

Isilon Systems, Inc.

3101 Western Avenue

Seattle, Washington 98121

Our executive officers and members of our board of directors are not eligible to participate in this offer.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF ISILON SYSTEMS, INC.

The following selected summary financial information is qualified by reference to, and should be read in conjunction with, our Consolidated Financial Statements and notes thereto in Part II, Item 8 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7, of our annual report on Form 10-K, for the fiscal year ended December 31, 2008, filed with the SEC. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended
	December 31, 2008	December 30, 2007
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Total revenue	$114,422	$88,998
Total cost of revenue	49,988	42,736

Gross profit	64,434	46,262

Total operating expenses	91,112	77,443

Loss from operations	(26,678)	(31,181)
Total other income (expense), net	2,069	4,470

Loss before income tax expense and cumulative effect of change in accounting principle	(24,609)	(26,711)
Income tax expense	(469)	(221)

Net loss	$(25,078)	$(26,932)

Net loss per common share, basic and diluted	$(0.40)	$(0.44)

Shares used in computing basic and diluted net loss per common share	63,318	61,514

	As of
	December 31, 2008	December 30, 2007
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$77,783	$85,861
Total current assets	108,895	120,967
Total noncurrent assets	11,295	10,571
Total current liabilities	38,055	33,716
Total noncurrent liabilities	12,112	9,233
Total stockholders’ equity	70,023	88,589

B-1

We had a book value per share of $1.10 on December 31, 2008 (calculated using our total stockholders’ equity divided by the number of outstanding shares of our common stock as of December 31, 2008).

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

Ratio of Earnings to Fixed Charges (unaudited):

	For the Fiscal Year Ended
	December 31, 2008	December 30, 2007
	(in thousands)
Fixed charges	$984	$712
Net loss	$(24,609)	$(26,711)
Ratio of earnings to fixed charges	*	*

*	Earnings are inadequate to cover fixed charges in these periods.

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of the estimated portion of rental expense deemed by Isilon to be representative of the interest factor of rental payments under operating leases.

B-2

SCHEDULE C

A GUIDE TO TAX ISSUES IN AUSTRALIA

The following is a general summary of the material tax consequences of participating in the exchange of eligible options for the grant of new options pursuant to the offer for eligible employees subject to tax in Australia. This summary is based on the laws in effect in Australia as of March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, the new options are exercised or you sell shares acquired upon the exercise of your new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

Your participation in this offer to exchange eligible options for new options may give rise to taxation. The exchange will be treated as a disposal of your eligible options in exchange for the right to receive the new options. Therefore, you may be taxed in relation to both of the following: (1) the “cancellation” of the eligible options; and (2) the grant of the right to receive the new options.

The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the eligible options (an “Election”). The tax treatment of the disposal of the eligible options will also depend on whether the disposal is considered a non-arm’s length transaction (as assumed below) or not. If, however, the Australian tax authorities take the view that the disposal is an arm’s length transaction, the tax treatment of the disposal of the eligible options may be different than described below.

If You Did Not Make an Election on the Eligible Options

If you did not make an Election, you may be subject to tax on the market value (as defined under Australian tax law) of the eligible options on the cancellation date (i.e., the date on which your exchanged eligible options are cancelled) at your marginal rate of tax. The “market value” of the eligible options is the greater of (i) the market value of the shares1 underlying the eligible options less the exercise price, and (ii) the value of the eligible options determined in accordance with a statutory formula.

[1]	Pursuant to Australian tax law, the market value on a particular day of the shares on the given day is determined, as follows:
(a)	if there is at least one transaction on the relevant stock market (in Isilon’s case, this is the Nasdaq market) in the one week period up to and including that day - the weighted average of prices at which the shares were traded on that stock market during the one week period up to and including that day; or

(b)	if there were no transactions on that stock market during that one week in the shares:

(i)	the last price at which an offer was made on the stock market in that period to buy the shares; or

(ii)	if no such offer was made - the value of the shares that would be determined for unlisted shares (i.e., a valuation by a qualified valuer or as approved by the Commissioner of Taxation).

Because the exercise price of the eligible options will exceed the market value of the underlying shares as of the cancellation date, the market value of the eligible options will be determined in accordance with a statutory formula. The market value under the statutory formula is based on the market value of the underlying shares, the exercise price of the eligible options and the remaining exercise period. In accordance with the statutory formula, the market value of the eligible options will be nil where the market value of the underlying shares on the cancellation date is less than 50% of the exercise price of the eligible options.

If You Made an Election on the Eligible Options

If you made an Election, you will be subject to capital gains tax at the time of the exchange. Your capital gain will be calculated as the difference between the market value of the eligible options at the time of the cancellation and the market value of the eligible options at the time of the grant. If, at the time of the cancellation of the eligible options, you have held the eligible options for at least one year prior to the cancellation date, you will be subject to capital gains tax only on 50% of your capital gain. If you have not held the eligible options for at least one year, you will be subject to capital gains tax on the entire capital gain.

If the market value of the eligible options at the time of cancellation is less than the market value of the eligible options at the time of grant, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

Grant of New Options

For Australian tax purposes, the acquisition of new options will constitute the acquisition of a qualifying right under an employee share option scheme. You will be subject to tax as a result of the new options, but the tax consequences depend on whether you make an Election to be taxed in the income year of the grant of the new options.

If You Make an Election on the New Options

You must include an amount in your assessable income in the income year in which the new options are granted. The amount included in your assessable income will be the market value (as defined under Australian tax law) of the new options at the time of receipt less the market value of the eligible options as of the cancellation date, which will be determined in accordance with the statutory formula discussed above. Also, please note that, if you make an Election, it will cover each right, option, share, qualifying share and qualifying right (as defined under Australian tax law) in the Company that you acquire pursuant to an employee share plan during the income year.

Note that if an Election is made, it must be made in your income tax return for the year in which you are granted the new options. The Commissioner of Taxation may, after receiving a request in an approved form, allow the Election to be made at a later time. Furthermore, if the total taxable amount of the new options (determined as described above) in the income year is A$1,000 or less and you satisfy certain conditions, you will be deemed to have made the Election.

If You Do Not Make an Election on the New Options

If you do not make an Election, you will be subject to income tax and Medicare Levy contributions in the income year in which the earliest of the following occurs (the “Cessation Time” (which is likely to be at exercise of the new options):

(i)	when you dispose of the new options (other than by exercising them or through a takeover or restructuring that qualifies for roll-over relief);

(ii)	when your employment with the Company or one of its subsidiaries ceases, unless the termination occurs because the Group is the subject of a qualifying takeover or restructure (the “Group” consists of the Company and its subsidiaries);

(iii)	when the new options are exercised (assuming there are no restrictions on disposal or forfeiture conditions on the shares acquired upon exercise of the new options);

(iv)	where the shares acquired upon exercise of the new options are subject to restrictions on disposal or forfeiture conditions, when the last restriction or condition ceases to have effect;

(v)	where there has been a qualifying takeover or restructuring, the time when you dispose of the shares (which have been treated as a continuation of the shares acquired upon exercise of the new options); and

(vi)	10 years from the new option grant date.

The amount that you must include in your assessable income for the income year in which the Cessation Time occurs in relation to the new options will be:

(i)	if you dispose of the new options or the shares acquired upon exercise of the new options in an arm’s length transaction within 30 days after the relevant Cessation Time – the amount of any consideration received for the disposal less the exercise price (if the new options have been exercised); or

(ii)

in any other case – the market value of the new option (or the shares acquired as a result of exercising the new option) at the Cessation Time less the consideration paid to acquire the new option[2] (reduced by the exercise price of the new option, if the new option has been exercised).

In effect, this treatment means you will typically be subject to income tax and Medicare Levy contributions on the difference (or “spread”) between the market value of the shares (as defined under Australian tax law) at exercise and the exercise price.

If you lose the benefit of the new option before you are able to exercise the new option (e.g., you cease working for the Group before you vest in the new option), you will be deemed to have never acquired the new option. In that case, no amount needs to be included in your assessable income in relation to the acquisition of the new option. If necessary, you may amend an assessment to exclude an amount previously included in assessable income in relation to the acquisition of the new option.

[2]	Please note that the consideration paid to acquire the new options is equal to the market value of the exchanged options as of the cancellation date.

Exercise of New Options

When you exercise the new options, you may be subject to income tax as described above depending on whether you made an Election to pay tax upon the receipt of the new options.

Sale of Shares

When you sell or otherwise dispose of the shares acquired upon exercise of the new options, you will be subject to capital gains tax unless you dispose of the shares in an arm’s length transaction within 30 days of the relevant Cessation Time and you did not make an Election (in which case, your tax treatment will be limited to the income tax consequences described above under “Grant of New Options – If You Do Not Make an Election on the New Options”).

The assessable capital gain will be:

(i) where you have held the shares for less than one year – the difference between the sale price (where the disposal is an arm’s length transaction) or the market value (where the disposal is a non-arm’s length transaction) and the cost basis in the shares; or

(ii) where you have held the shares for at least one year – one-half the difference between the sale price (where the disposal is an arm’s length transaction) or the market value (where the disposal is a non-arm’s length transaction) and the cost basis in the shares (subject to you first applying any capital losses from the prior or current tax year against the full capital gain).

If you made an Election, the cost basis in the shares will be the market value of the new options (as defined under Australian tax law) at the time of grant plus the exercise price.

If you did not make an Election and the Cessation Time occurs before the new options are exercised, the cost basis in the shares will be the market value of the new options (as defined under Australian tax law) at the relevant Cessation Time plus the exercise price.

If you did not make an Election and the Cessation Time occurs when the new options are exercised, the cost basis in the shares will be the market value of the new options (as defined under Australian tax law) at the Cessation Time (i.e., the time of exercise).

Capital Loss

If you sell the shares in an arm’s length transaction at a sale price that is less than the cost basis of the shares, then a capital loss equal to the difference will be available to offset same year or future year capital gains. A capital loss cannot be used to offset other income (including salary and wage income).

If the shares are sold in a non-arm’s length transaction, a capital loss will be available only where the market value of the shares is less than the cost basis.

Withholding and Reporting

Under current law, your employer does not have a withholding or reporting obligation for any taxes due at the time of exchange, the grant of exercise of the new options, any Cessation Time/or and the disposal of such shares. You are responsible for reporting and paying any taxes due on the exchange and in connection with the new options.

SCHEDULE D

A GUIDE TO TAX ISSUES IN CANADA

The following is a general summary of the material tax consequences of participating in the exchange of eligible options for the grant of new options pursuant to the offer for eligible employees subject to tax in Canada. This summary is based on the laws in effect in Canada as of March 2009.3 This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, the new options are exercised or you sell shares acquired upon the exercise of your new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

The exchange of eligible options for new options should qualify for tax free exchange treatment under the Canadian Income Tax Act. As a result, the new options will be deemed to be the same as and a continuation of the exchanged eligible options. Therefore, you will continue to be eligible for the one-half exclusion and deferral of the remaining taxable amount at the time of exercise of the new options (as described in further detail below under “Exercise of New Options.”

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

Subject to the deferral provisions discussed in the paragraph below, you will be subject to income tax when you exercise the new options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Only one-half of the spread is subject to tax; that is, you can permanently exclude one-half of the spread from the taxable amount. You will be subject to tax on the remaining one-half of the spread at your applicable marginal income tax rate.

In addition, you may defer taxation of the taxable portion of the spread arising upon exercise (i.e., the remaining one-half of the spread) until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise of the new options.

[3]	Please note that this summary only addresses Canadian federal tax law. Please consult your personal tax advisor to determine the tax consequences of the offer under provincial tax laws.

D-1

You can defer the tax on the spread at exercise only on the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

Regardless of whether the deferral applies, you will be subject to pension plan contributions on the taxable amount at exercise (i.e., one-half of the spread) to the extent that you have not already exceeded your annual contribution ceiling.

Sale of Shares

When you sell the shares acquired upon exercise of the new options, you will be subject to capital gains tax. The taxable amount of capital gain will be one-half of the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise) less any brokerage fees. In addition, any amount on which taxation was deferred at exercise will become taxable when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other shares of the Company, which you have acquired at the exercise of other options or outside of the Plan, your adjusted cost base may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a taxation deferral election has been filed will also retain their own, unique cost base. You are strongly advised to seek advice from a tax professional in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer will report the spread recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit to the Canada Revenue Agency (“CRA”). A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your new options.

Your employer will also withhold income tax on the taxable amount at the time of exercise. You must notify your employer immediately upon notice of your intention to defer any tax due at exercise (as described above), so that your employer does not withhold income tax on that amount. You must use the “Canadian Deferral Election” form to notify your employer. In addition, for every year you have a balance of deferred stock option income outstanding, you must file a Form T1212 with the CRA, together with your annual tax return.

Your employer will also withhold pension plan contributions on the taxable amount at exercise to the extent you have not exceeded the applicable contribution ceiling. The taxable amount at exercise for purposes of pension plan contributions is the difference between the fair market value of the shares on the date of exercise and the exercise price less the one-half exempt amount.

You are responsible for reporting and paying any taxes due as a result of the sale of shares acquired upon the exercise of the new options.

D-2

SCHEDULE E

A GUIDE TO TAX ISSUES IN CHINA

The following is a general summary of the material tax consequences of participating in the exchange of eligible options for the grant of new options pursuant to the offer for eligible employees subject to tax in China. This summary is based on the laws in effect in China as of March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, the new options are exercised or you sell shares acquired upon the exercise of your new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Special Legal Terms for Employees in China

You understand and agree that, pursuant to local exchange control requirements, you will be required to repatriate the cash proceeds from the immediate sale of the shares upon exercise of the Options to China. You further understand that, under Applicable Laws, such repatriation of your cash proceeds may need to be effectuated through a special exchange control account established by the Company, its Parent, Subsidiary or Affiliate or the Employer, and you hereby consent and agree that any proceeds from the sale of any Shares you acquire may be transferred to such special account prior to being delivered to you. You also understand that the Company will deliver the proceeds to you as soon as possible, but there may be delays in distributing the funds to you due to exchange control requirements in China. Proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to you in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the new options.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

E-1

Exercise of New Options

Due to legal restrictions in China, you will be required to exercise the new options using the cashless sell-all method.

This means that you will be required to immediately sell all of the shares acquired upon exercise of the new options. You will receive cash equal to the difference (or “spread”) between the sale price of the shares and the exercise price. You will not be entitled to hold any shares as a result of an exercise.

You will be subject to income tax on the difference (or “spread”) between the sale price of the shares and the exercise price. You likely will not be subject to social insurance contributions on this amount.

Withholding and Reporting

The Company is required to withhold taxes at the time you exercise the new options using the cashless sell-all method. Your employer is also required to report the income tax withheld to the tax authorities. You will be responsible for paying any difference between your actual tax liability and the amount withheld at the time of the exercise at the time of your annual filing.

E-2

SCHEDULE F

A GUIDE TO TAX ISSUES IN FRANCE

The following is a general summary of the material tax consequences of participating in the exchange of eligible options for the grant of new options pursuant to the offer for eligible employees subject to tax in France. This summary is based on the laws in effect in France as of March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, the new options are exercised or you sell shares acquired upon the exercise of your new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Notification Regarding French Tax-Qualified Status

Your new options are intended to meet the requirements to qualify for favorable tax and social insurance contribution treatment (“French-qualified options”), pursuant to sections L. 225-177 to L. 225-186 of the French Commercial Code, as amended. Your eligible options may also have qualified as French-qualified options.

In order to qualify as French-qualified options, the new options must, among other requirements, meet a certain holding period from the grant date through the sale or transfer of the shares. The shares purchased upon exercise of the new options must not be sold or transferred within four years from the grant date, or other applicable holding period, as may be required under French tax law (“Minimum Holding Period”). Although the vesting schedule of the new options will be based on the year in which the exchanged options were granted, shares acquired upon exercise of the new options must be held for a complete Minimum Holding Period starting from the date the new options are granted to maintain their French tax-qualified status. This means that you may not count time that elapsed during the Minimum Holding Period of the eligible options toward the Minimum Holding Period of the new options.

Please note that the Company and your employer do not assume any responsibility for securing or maintaining the favorable tax and social insurance contribution treatment of options granted to employees in France. There are certain circumstances (such as certain types of corporate transactions among other circumstances) that may result in loss of the tax and social charges favorable treatment.

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the new options.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

Provided you sell the shares acquired upon exercise of the new options after the expiration of the Minimum Holding Period, you will not be subject to tax on the spread when you exercise your option. Instead, taxation will be deferred until you sell the shares.

Wealth Tax

Shares acquired under the Plan are included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including you and your household) exceeds a certain amount (€790,000 for 2009), as valued on January 1.

Sale of Shares

When you sell the shares acquired at exercise of the new options, you will be subject to tax. Provided you sell the shares acquired upon exercise of the new options after the expiration of the Minimum Holding Period, your gain will be divided into two portions: the spread at exercise (i.e., the difference between the fair market value of the shares at exercise and the exercise price) and the capital gain (i.e., the difference between the net sale price and the fair market value of the shares at exercise).

(1)

Spread at exercise: Provided the new options retain their French tax-qualified status, the following tax treatment will apply. If the spread is less than or equal to €152,500 in the relevant year, the spread will be taxed at a rate of 44.6% (30% income tax plus 14.6% social taxes).[4] If the spread is greater than €152,500 in the relevant year, the portion of the spread up to €152,500 will be taxed at the 44.6% rate indicated above and the portion of the spread in excess of €152,500 will be taxed at a rate of 54.6% (40% income tax plus 14.6% social taxes). Alternatively, you may elect to be taxed at your marginal personal income tax rate plus 14.6% social taxes. Please note that this election would apply to the spread at exercise of all options exercised during a calendar year.

You may receive even more favorable tax treatment if you wait an additional two years after the exercise of the new options (assuming the Minimum Holding Period is met) to sell your shares. If you sell the shares at least two years after the exercise of the new options when the Minimum Holding Period is met and the spread is less than or equal to €152,500, the spread will be taxed at a rate of 32.6% (18% income tax plus 14.6% social taxes). If you sell the shares at least two years after the exercise of the new options when the Minimum Holding Period is met and the spread is greater than €152,500, the portion of the spread up to €152,500 will be taxed at the 32.6% rate immediately above and the portion of the spread in excess of €152,500 will be taxed at a rate of 44.6% (30% income tax plus 14.6% social taxes). Alternatively, you may elect to be taxed at your marginal personal income tax rate plus 14.6% social taxes.

[4]

The social taxes consist of the 11% social tax on investment income plus 2.5% social tax (applicable to options granted on or after October 16, 2007) plus 1.1% social tax (applicable to the spread on any exercise on or after January 1, 2008).

Please note that this election would apply to the spread at exercise of all options exercised during a calendar year. Please also note that if you are eligible for this even more favorable regime, the tax authorities provide for further specific rules and you should consult with your personal tax advisor about such rules.

(2)	Capital gain: The capital gain will be taxed at the rate of 30.1% (18% income tax plus 11% social tax on investment income plus 1.1% social tax (applicable on any capital gain realized on or after January 1, 2008)).

However, you will only be subject to tax on the spread and on the capital gain if the total proceeds from the sale of securities (for you and your household) during a calendar year exceeds a certain amount (€25,730 for 2009), in which case you will be subject to tax on the entire spread and capital gain. If the net sale price is less than the fair market value of the shares at exercise, you will realize a capital loss. Provided the €25,730 threshold (for 2009) is exceeded, this capital loss can be offset against the spread and any capital gain of the same nature realized by you and your household during the same year or during the ten following years. This capital loss cannot be offset against other types of income.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the new options. No later than February 15 following the year in which you exercise the new options, your employer will send you a statement setting out your benefits with respect to the new options and a copy of this statement will also be sent to the competent tax office for your employer. You must include this statement in your tax return for the year in which you exercise the new options (and for the year in which you sell your shares if you sell the shares within four years of the grant date). You are responsible for reporting and paying any tax resulting from the exercise of the new options and the sale of your shares.

SCHEDULE G

A GUIDE TO TAX ISSUES IN GERMANY

The following is a general summary of the material tax consequences of participating in the exchange of eligible options for the grant of new options pursuant to the offer for eligible employees subject to tax in Germany. This summary is based on the laws in effect in Germany as of March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, the new options are exercised or you sell shares acquired upon the exercise of your new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the new options.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Option

When you exercise your new option, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You also will be subject to social insurance contributions on this amount to the extent you have not already exceeded the applicable contribution ceiling.

Sale of Shares

When you subsequently sell shares acquired upon the exercise of the new options, you will be subject to capital gains tax at a flat rate of 25% (plus a 5.5% solidarity surcharge), provided you do not own 1% or more of the Company’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets. If this flat tax rate exceeds your standard progressive tax rate, you may elect to be taxed on the capital gain at your standard income tax rate (including the solidarity surcharge). This treatment applies to shares acquired after December 21, 2008.

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Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) at the time of exercise of the new options. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. You are also responsible for reporting and paying any taxes due as a result of the sale of shares acquired upon the exercise of the new options.

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SCHEDULE H

A GUIDE TO TAX ISSUES IN JAPAN

The following is a general summary of the material tax consequences of participating in the exchange of eligible options for the grant of new options pursuant to the offer for eligible employees subject to tax in Japan. This summary is based on the laws in effect in Japan as of March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, the new options are exercised or you sell shares acquired upon the exercise of your new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

Japanese tax laws do not address the tax consequences of an option exchange. You likely will not be subject to tax as a result of the exchange of eligible options for the new options, but that result is not certain given the lack of tax law on option exchanges. You should check with your tax advisor for information concerning possible tax consequences to you.

Grant of New Options

You likely will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise the new options, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread likely will be characterized as remuneration income and will be taxed at your marginal tax rate. You likely will not be subject to social insurance contributions on this amount.

Sale of Shares

When you sell the shares acquired upon the exercise of the new options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise. You may be eligible for a reduced tax rate depending on the circumstances of the sale. Please consult your personal tax advisor regarding whether you will be eligible for a reduced tax rate.

Withholding and Reporting

Your employer is not required to withhold or report income tax when you exercise the new options. You are solely responsible for filing a personal tax return and reporting and paying any taxes resulting from this Offer to Exchange, the grant and exercise of the new options and the sale of shares acquired upon the exercise of the new options.

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Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn substantial income as a result of their participation in an equity incentive plan; thus, they are systematically auditing the tax returns of such employees to confirm that the resulting income is being correctly reported.

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SCHEDULE I

A GUIDE TO TAX ISSUES IN KOREA

The following is a general summary of the material tax consequences of participating in the exchange of eligible options for the grant of new options pursuant to the offer for eligible employees subject to tax in Korea. This summary is based on the laws in effect in Korea as of March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, the new options are exercised or you sell shares acquired upon the exercise of your new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the new options.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise the new options, you will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be considered Class B income.

Sale of Shares

When you sell the shares acquired at exercise of the new options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise, unless the gain you have realized from the sale of shares in that year is less than the exempt amount, which is currently KRW2,500,000 per year per type of asset sold. Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax.

Withholding and Reporting

Your employer is not required to withhold or report income tax when you exercise the new options. However, your employer may be required to withhold social insurance contributions on the spread at exercise of the new options. You are solely responsible for reporting and paying any taxes due as a result of the Offer to Exchange, the grant and exercise of the new options and the subsequent sale of

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shares acquired upon the exercise of the new options. If you join a Taxpayer’s Association whereby you routinely report your overseas income, you may be eligible for a 10% tax deduction. Alternatively, you may report and pay the tax as part of your Global Tax Return, which must be filed by May 31 of the year following the year in which the taxable event occurred.

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SCHEDULE J

A GUIDE TO TAX ISSUES IN THE UNITED KINGDOM

The following is a general summary of the material tax consequences of participating in the exchange of eligible options for the grant of new options pursuant to the offer for eligible employees subject to tax in the United Kingdom. This summary is based on the laws in effect in the United Kingdom as of March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, the new options are exercised or you sell shares acquired upon the exercise of your new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the new options.

Terms of New Option Grant

The new options are subject to your agreement to pay the employer national insurance contributions (“NICs”) on the income at exercise of the option and to execute a joint election with the Company and/or your employer to shift the employer NICs to you. Your eligible options are subject to a joint election for your payment of the employer NICs also.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise the new options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to employee NICs on the spread when you exercise the new options. Pursuant to a joint election between you and the Company and/or your employer, you will also be responsible to meet the liability for employer NICs on the spread (currently at a rate of 12.8%) when you exercise the new options. Your employer will calculate the income tax and NICs due on exercise of the new options and account for these amounts to Her Majesty’s Revenue and Customs (“HMRC”) on your behalf. If, for any reason, your employer is unable to withhold the income tax under the Pay As You Earn (“PAYE”) system or by another method permitted in the applicable stock option agreement, you must reimburse your employer for the tax paid within 90 days of the date of exercise of the new options, otherwise you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to further income tax and NICs payable by you.

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Sale of Shares

When you sell the shares acquired upon the exercise of the new options, you will be subject to capital gains tax at a flat rate of 18% on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £9,600). Furthermore, if you acquire other shares in the Company, you must take into account the share identification rules in calculating your capital gains liability.

Withholding and Reporting

Your employer is required to withhold income tax and employees’ NICs, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the new options, the exercise of the new options, other related income and any tax withheld. You are responsible for reporting the exercise of the new options and for reporting and paying any tax resulting from the sale of shares.

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